Exhibit 10.15

SALES AND USER AGREEMENT
BETWEEN GREEN ENERGY MANAGEMENT SERVICES, INC.
AND RIVERBAY FUND, INC

THIS AGREEMENT made and entered into this _________ day of __________________ 2010 between Riverbay Fund, Inc., with offices located at 2049 Bartow Avenue, Bronx, New York 10475 (hereafter "Riverbay" or "Co-Op") and Green Energy Management Services, Inc. (hereafter "GEM"), with offices located at 381 Teaneck Road, Suite 4, Teaneck, New Jersey 07666, witnesses that:

WHEREAS, GEM is the distributor of energy-efficient illumination devices and related fixtures;

WHEREAS, Co-Op is the owner of that certain development known as Co-Op City;

WHEREAS, Co-Op desires to utilize the energy-efficient illumination devices distributed by GEM at Co-Op City;

NOW THEREFORE, Co-Op and GEM agree as follows:

1.
Context: This Sales and User Agreement follows that certain proposal made to Co-Op by GEM through a Project Summary sent to Co-Op on March 26, 2010, a copy of which is attached hereto as Exhibit "A". To the extent that there is a conflict between this Agreement and Exhibit "A", this Agreement will control.

2.	Definitions: The following defined terms will take the following meaning when referred to in this Sales and User Agreement:

a)	"GEM" shall refer to Green Energy Management Services, Inc.

b)	"Co-Op" shall refer to Riverbay Fund, Inc.

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c)
"Unit" shall refer to the induction lamps provided to Co-Op by GEM, as well as all accessories or retrofit devices necessary properly to install said induction lamps, including but not limited to the canopy, wall packs and any other adapter devices necessary for the installation of the induction lamps.

d)
"Rebate" shall refer to any and all rebates available to Co-Op from the New York State Energy Research and Development Authority as a result of the installation of the Units at Co-Op City, as well any grants received in connection with the installation.

e)	"Agreement" shall refer to this Sales and User Agreement.

3.
Term: Although this Agreement becomes effective on the date of execution, the Term shall end ten (10) years from the date of the substantial completion of installation by GEM of the Units, which substantial completion shall occur when GEM has installed 80% of the Units called for in this Agreement (hereafter "Initial Term").

4.	GEM Obligations: Except as otherwise provided herein or ordered hereunder, GEM hereby undertakes the following obligations:

a)
GEM will, starting with Garage # 7, retrofit all eight garages with new induction light units and related components, approximately 5,758 fixtures, and install 205 new fixtures, at locations approved by Riverbay. Said installation will occur utilizing the protocols set forth in Attached Exhibit "B" hereto. Utilizing four (4) man crews, GEM will retrofit each garage within one (1) month of the date on which

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Riverbay issues an Order to Proceed for any specific garage. If installation is neither completed nor extended by Riverbay beyond the one (1) month permitted by this Agreement, then GEM shall pay Riverbay liquidated damages in the amount of $250.00 per day until the work is completed.

b)
GEM will provide 10 year on-call standard maintenance service for garage electrical services for all eight garages at no expense to Riverbay. Standard maintenance services include the replacement of units and components whose product life has ended through ordinary wear and tear. GEM will provide same day service for emergency calls and 48 hour service for bulb replacement. GEM agrees to pay liquidated damages of $250.00 for each 24 hour period, or part thereof, that maintenance service is not provided beyond the above times. Liquidated damages will be taken by Riverbay as a credit on subsequent months payments to GEM.

c)
GEM will reasonably cooperate without cost to Co-Op in obtaining the necessary certifications, inspections and any other preconditions to obtaining carbon credits, Rebates or any other cost savings contemplated by this Agreement.

5.	Co-Op Obligations: Except as otherwise provided herein or ordered hereunder, Co-Op hereby undertakes the following obligations:

a)
Co-Op expects to receive a grant in connection with this project of approximately $1,000,000, of which $800,000 will be distributed to GEM. If said grant is not received, this Agreement shall be considered null and void. Within five (5) days of receipt of the grant funds, Co-Op will remit said amounts to GEM.

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Distribution of the $800,000.00 in grant funds will be paid pursuant to the Schedule set forth on pages 5-6 of Exhibit "A" of the Special Terms and Provisions Applicable to Receipt of Recovery Act Funds between Riverbay Fund, Inc., NYSERDA and GEM.

b)
Over the one-hundred-twenty (120) months following the installation of the Units, Co-Op will remit to GEM by the tenth of each month an amount equal to $14,997.33 from the cost savings received as a result of the installation of the Units. To the extent that the cost savings in any individual month is less than $14,997.33, Riverbay will pay GEM 90% of the actual costs savings for such month. In such case Riverbay will continue monthly payments to GEM until $1,799,680.00 is paid by Riverbay. To the extent that the costs savings in any individual month is more than $14,997.33, Riverbay will pay GEM 90% of the amount in excess of $14,997.33 saved as a result of the installation of the units. In such case Riverbay will cease making payments after $1,799,680.00 is paid to GEM, except to the extent that change orders or other alterations to the scope of the project are approved by mutual agreement between Riverbay and GEM.

c)
Co-Op will undertake, at its own expense, the cost of replacing, repairing or otherwise maintaining any of the Units or their components which have been damaged other than through normal wear and tear of the Unit. To the extent that Co-Op desires GEM to perform the obligations set forth in this Section (5)(d), GEM will undertake the obligations and will invoice Co-Op the cost of

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replacement plus 10%. Remittance of the amount of these invoices by Co-Op will be net thirty days, after which a late penalty of 1% per month will be charged by GEM to Co-Op until the invoices are satisfied;

d)	Co-Op will, at its own expense, obtain any servitudes, easements, rights-of-way or other rights necessary for the installation of the Units.

6.
DISCLAIMER OF LIABILITY: ANY WARRANTIES PROVIDED FOR HEREIN ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED REPRESENTATIONS, WARRANTIES AND CONDITIONS OF QUALITY, PERFORMANCE, FITNESS FOR A PARTICULAR PURPOSE, DURABILITY, AND INFRINGEMENT AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM THE COURSE OF DEALING OR USAGE OF TRADE. GEM DOES NOT REPRESENT OR WARRANT THAT THE UNITS WILL MEET ANY OR ALL OF CO-OP'S PARTICULAR REQUIREMENTS, THAT THE UNITS WILL PERFORM TO CO-OP'S PERFORMANCE STANDARDS, THAT THE OPERATION OF THE UNITS WILL BE ERROR-FREE OR UNINTERRUPTED, OR THAT ANY ERRORS CAN BE CORRECTED OR FOUND IN ORDER TO BE CORRECTED. SPECIFICALLY, AND WITHOUT IN ANY WAY LIMITING THE BREADTH OF THE DISCLAIMER OF LIABILITY CONTAINED IN THIS SECTION 6, GEM

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EXPRESSLY DOES NOT REPRESENT OR WARRANT THAT THE USE OF THE UNITS BY CO-OP WILL YIELD A SPECIFIC SAVINGS BY CO-OP, OR ANY SAVINGS AT ALL.

THE FOREGOING NOTWITHSTANDING, GEM AGREES TO WARRANT THAT IT OWNS TITLE TO THE UNITS AND IT FURTHER WARRANTS THE MERCHANTABILITY OF THE UNITS.

IN NO EVENT SHALL GEM OR ITS OFFICERS, EMPLOYEES OR SHAREHOLDERS SHALL BE HELD LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, PROCUREMENT OR SUBSTITUTE GOODS OR SERVICESOR BUSINESS INTERRUPTION), NOR SHALL IT BE LIABLE TO CO-OP FOR INDEMNIFICATION OF SUCH DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE OR OTHERWISE) ARISING IN ANY WAY OUT OF THE USE OF THE UNITS, CAUSED SOLELY DUE TO THE NEGLIGENCE, FAULT OR INTENTIONAL ACT OF CO-OP OR ANY OTHER INDIVIDUAL OR ENTITY NOT AFFILIATED WITH OR ACTING ON BEHALF OF GEM. LIKEWISE, NEITHER CO-OP NOR ITS OFFICERS, EMPLOYEES OR SHAREHOLDERS SHALL BE HELD LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO,

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PROCUREMENT OR SUBSTITUTE GOODS OR SERVICESOR BUSINESS INTERRUPTION), NOR SHALL IT BE LIABLE TO GEM FOR INDEMNIFICATION OF SUCH DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE OR OTHERWISE) ARISING IN ANY WAY OUT OF THE USE OF THE UNITS, CAUSED IN WHOLE DUE TO THE NEGLIGENCE, FAULT OR INTENTIONAL ACT OF GEM. TO THE EXTENT THAT DAMAGES ARE CAUSED UNDER CIRCUMSTANCES WHERE BOTH CO-OP AND GEM ARE AT FAULT FOR THE CAUSATION OF THE DAMAGES, EACH PARTY SHALL SOLELY BE LIABLE FOR ITS PERCENTAGE OF DAMAGES CAUSED BY THAT PARTY'S FAULT, AND SHALL OWE NO LIABILITY OR INDEMNIFICATION TO ANY OTHER PARTY FOR THE PERCENTAGE OF DAMAGES CAUSED BY THE OTHER PARTY'S FAULT. THIS DISCLAIMER OF LIABILITY APPLIES TO ANY DAMAGES OR INJURY, INCLUDING BUT NOT LIMITED TO THOSE CAUSED BY ANY FAILURE OF PERFORMANCE, ERROR, OMISSION, INTERRUPTION, DELETION, DEFECT, WHETHER FOR BREACH OF CONTRACT, TORTIOUS BEHAVIOR, NEGLIGENCE OR UNDER ANY OTHER CAUSE OF ACTION.

7.
Notices: Except as expressly provided herein to the contrary, any and all notices, requests, demands and other communications which are required or deemed desirable to be given pursuant to the terms of this Agreement (including

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invoicing) shall be made in writing, and shall be deemed to have been duly given and sufficient in all respects if delivered personally, or sent by registered or certified mail, postage prepaid, return receipt requested, or if sent by nationally-recognized overnight air courier, or by facsimile, with written confirmation of delivery to the following addresses:

If to GEM:

Oren Moskowitz
Green Energy Management Services, Inc.
381 Teaneck Road, Suite 3
Teaneck, New Jersey 07666

If to Co-Op:

Herbert Freedman
Riverbay Corporation
2049 Bartow Avenue
Bronx, New York 10475

8.	Governing Law: This Agreement, its interpretation, enforcement and application, shall be governed by the laws of the State of New York.

9.
Venue: Any action to interpret, obtain a declaration as to any aspect of, to enforce or in any way to refer to this Agreement shall be brought in the Supreme Court for Bronx County or, if jurisdiction can be obtained, in the United States District Court for the Southern District of New York.

10.
Jointly Drafted. This Agreement has been reviewed and/or revised by counsel for Co-Op and GEM. Accordingly, the Agreement shall be deemed to have been jointly drafted by Co-Op and GEM for the purposes of applying any rule of contract construction.

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11.	Severability. In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable in any respect,' the remaining portions shall remain in full force and effect

12.	Headings. Headings in this Agreement are for the convenience of the parties and are not to be used in construing the document

13.
Complete Agreement. Co-Op and GEM agree that this Agreement, constitutes the full, final and complete settlement of their differences as described herein, and supersedes all other written or oral exchanges, arrangements, or negotiations between them.

14.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement Facsimile signatures shall be deemed original signatures and shall be binding on the parties hereto.

15.	Effective Date. This Agreement will become effective upon the last date of execution by all signatories listed below.

WITNESSES:

Riverbay Fund, Inc.
/s/ Helen (illegible)
Title:
/s/ John Morra
/s/ (illegible)	John Morra, authorized agent
for Green Energy Management
/s/ Oren Moskowitz	Services, Inc.

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RFP 1613 Agreement
New York State Energy Research and Development Authority

State Energy Program
AGREEMENT

Funding is provided from the American Recovery and Reinvestment Act of 2009 (Recovery Act), through the State Energy Program. Special terms and conditions apply to the use of these funds and a general description of the special terms and conditions are described below.

Contractors are required to comply with the National Environmental Policy Act in addition to the State Environmental Quality Review Act.

On all construction, alteration and repair projects at a total contract price of $2,000 or more, Contractors must comply with the Davis-Bacon Act concerning the paying of prevailing wages to mechanics and laborers employed directly upon the site, and for all projects by or for governmental agencies, such Contractors must also comply with the New York State Department of Labor's prevailing wage requirements.

Projects must be completed and all invoices must be submitted by September 1, 2011.

Additional guidance from the Federal and State governments on the use of funds is expected and Contractors are required to meet any new Federal or State requirements.

1.	Contractor: Riverbay Fund Corporation

2.	Contact: Herbert Freedman

3.	Project Period: August 1, 2010 - September 1, 2011

4.	Federal ID: 13-3062776

5.	DUNS Number: 961973463

6.	Agreement Number: 20428

7.	Award Date: August 1, 2010

8.	Total Amount of Award: $1,000,000.00

9.	Commitment Terms and Conditions

This Agreement consists of this page through the signature page, plus the following attachments:

Exhibit A	Statement of Work, including Budget and Schedule
Exhibit B	General Contract Provisions, Terms, and Conditions
Exhibit C	Standard Terms and Conditions
Exhibit D	Explanations on Davis Bacon, Buy American, National Environmental Protection Act, Waste Stream, and National Historic Preservation Act
Exhibit E	Davis Bacon and New York State Department of Labor Prevailing Wages
Exhibit F	Prompt Payment Policy Statement

Addenda to include additional Federal or State requirements.

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SPECIAL TERMS AND PROVISIONS APPLICABLE TO RECEIPT OF
RECOVERY ACT FUNDS

The American Recovery and Reinvestment Act of 2009, Pub. L. 111-5, (Recovery Act) was enacted to preserve and create jobs and promote economic recovery, assist those most impacted by the recession, provide investments needed to increase economic efficiency by spurring technological advances in science and health, invest in transportation, environmental protection, and other infrastructure that will provide long-term economic benefits, and stabilize State and local government budgets, in order to minimize and avoid reductions in essential services and counterproductive State and local tax increases. Contractors shall use funds in a manner that maximizes job creation and economic benefit.

The Contractor shall comply with all terms and conditions in the Recovery Act relating generally to governance, accountability, transparency, data collection and resources as specified in the Act itself and as discussed below, and shall require its contractors and subcontractors to comply, as appropriate.

The Contractor and the Authority understand that the following provisions may be changed and additional requirements may be added and that each agrees to be bound by such changes, addition's, and guidance as may be issued with respect to, and as required under, the Recovery Act.

I. Reporting Requirements

The Contractor agrees to obtain, retain, prepare, and provide to the Authority or the Federal Office of Management and Budget, as requested by the Authority, without limitation, the information required by the Recovery Act including but not limited to:

1. Monthly reports setting forth the percentage of the Project having been completed.

2. Monthly reports providing a description of the employment impact of Recovery Act funded work. The report should include:

(i) a brief description of the types of jobs created and jobs retained;
(ii) an estimate of the number of jobs created and jobs retained; and
(iii) an estimate of the number of hours worked in the jobs created and retained.

3. Contractor's nine digit Data Universal Numbering System (DUNS) number and Central Contractor Registration plus four extended DUNS number.

4. Amount awarded to Contractor.

5. Amount received by Contractor.

6. Contractor type.

7. Date of award.

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8. Projected period of performance.

9. Place of performance and area of benefit

10. The names and compensation of the five most highly compensated officers of the Contractor if the Contractor in the preceding fiscal year received:

(i) 80 percent or more of its annual gross revenues in Federal awards; and
(ii) $25,000,000 or more in annual gross revenues from Federal awards; and
(iii) the public does not have access to information about the compensation of the senior executives of the Contractor through periodic reports filed under section 13(a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a), or 78o(d)) or section 6104 of the Internal Revenue Code of 1986 (26 USCS 6104).

11. List of Vendors awarded contracts and their DUNS number or name and zip code of headquarters.

Contractor shall also provide the foregoing reporting information on forms prescribed by the Authority within five (5).business days of the end of each calendar quarter unless otherwise indicated. Contractor further agrees to provide any additional information deemed necessary in the sole discretion of the Authority, to enable the Authority to comply with its reporting requirements under the Recovery Act, or to respond to any Federal or State inquiry regarding the Work.

II. Buy American

With respect to Work performed on public buildings or that constitutes a public work, the Contractor acknowledges to and for the benefit of the Authority that it understands the Work being financed herein is being funded with monies made available by the Recovery Act and that such law contains provisions commonly referred to as "Buy American" requiring all iron, steel and manufactured goods used in the Work to be produced in the United States ("Buy American Requirements") and used by the Contractor or its contractors and subcontractors, The Contractor hereby represents and warrants to and for the benefit of the Authority that (a) the Contractor has reviewed and understands the Buy American Requirements, (b) all of the iron, steel, and manufactured goods used in the Work will be or have been produced in the United States in a manner that complies with the Buy American requirements, unless a waiver of the requirements is approved by ah appropriate Federal agency, and (c) the Contractor will provide any further verified information, certification or assurance of compliance with this paragraph, or information necessary to support a waiver of the Buy American requirements, as may be requested by the Authority, including from each contractor and subcontractor which has a contract financed with Recovery Act funds. Notwithstanding any other provision of this Agreement, any failure to comply with this paragraph by the Contractor shall permit the Authority to recover any Recovery Act funds paid and any damages against the Contractor including any loss, expense or cost (including without limitation attorney's fees) incurred by the Authority resulting from any such failure (including without limitations any impairment or loss of funding, whether in whole or in part, from DOE or the State or any damages owed to DOE or the State by the Authority). The Authority and the Contractor agree that DOE and the State are third party beneficiaries and may enforce the requirements of this Agreement

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A waiver may be provided, if an appropriate Federal agency determines that (1) applying these requirements would be inconsistent with the public interest; (2) iron, steel, and the relevant manufactured goods are not produced in the United States in sufficient and reasonably available quantities and of a satisfactory quality; or (3) inclusion of iron, steel and manufactured goods produced in the United States will increase the cost of the overall Work by more man 25 percent. The Contractor must obtain any waiver(s) directly. All requests for waivers shall be provided to the Authority for review prior to submission. Copies of any waivers granted to the Contractor must be provided to the Authority. Additional guidance on the Buy American requirements and waiver process can be found on www.recoverv.gov.

III. Wage Rate Requirements

In accordance with the Recovery Act and other Federal requirements and the New York State Labor Law, all laborers and mechanics employed by contractors and subcontractors providing construction related services on the Work, and the total contract price is $2,000 or more, shall be paid wages at rates not less than those prevailing on Works of a character similar in the locality as determined by the United States Secretary of Labor in accordance with subchapter IV of chapter 31 of title 40, United States Code.

(1) Minimum wages. (i) All laborers and mechanics employed or working upon the site of the Work will be paid unconditionally and not less often than once a week, and without subsequent deduction or rebate on any account (except such payroll deductions as are permitted by regulations issued by the Secretary of Labor), the full amount of wages and bona fide fringe benefits (or cash equivalents thereof) due at time of payment computed at rates not less than those contained in the wage determination of the Secretary of Labor which is attached hereto and made a part hereof, regardless of any contractual relationship which may be alleged to exist between the Contractor and such laborers and mechanics.

Contributions made or costs reasonably anticipated for bona fide fringe benefits under section 1(b)(2) of the Davis-Bacon Act on behalf of laborers or mechanics are considered wages paid to such laborers or mechanics, subject to the provisions of paragraph (a)(l)(iv) of this section; also, regular contributions made or costs incurred for more than a weekly period (but not less often than quarterly) under plans, funds, or programs which cover the particular weekly period, are deemed to be constructively made or incurred during such weekly period. Such laborers and mechanics shall be paid the appropriate wage rate and fringe benefits on the wage determination for the classification of work actually performed, without regard to skill, except as provided in 29 CFR § 5.5(a)(4). Laborers or mechanics performing work in more than one classification may be compensated at the rate specified for each classification for the time actually worked therein: provided, that the employer's payroll records accurately set forth the time spent in each classification in which work is performed. The wage determination (including any additional classification and wage rates conformed under paragraph (l)(ii) of this section) and the Davis-Bacon poster (WH-1321) shall be posted at all times by the Contractor and its subcontractors at the site of the work in a prominent and accessible place where it can be easily seen by the workers.

(ii)(A) Any class of laborers or mechanics, including helpers, which is not listed in the wage determination and which is to be employed under the contract shall be classified in conformance with the wage determination. An additional classification and wage rate and fringe benefits therefore will be approved only when the following criteria have been met:

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(1) The work to be performed by the classification requested is not performed by a classification in the wage determination; and

(2) The classification is utilized in me area by the construction industry; and

(3) The proposed wage rate, including any bona fide fringe benefits, bears a reasonable relationship to the wage rates contained in the wage determination.

(B) If the contractor and the laborers and mechanics to he employed in the classification (if known), or their representatives, and the Contractor agree on the classification and wage rate (including the amount designated for fringe benefits where appropriate), a report of the action taken shall be sent by the Authority to the Administrator of the Wage and Hour Division, Employment Standards Administration, U.S. Department of Labor, Washington, DC 20210. The Administrator, or an authorized representative, is required to approve, modify, or disapprove every additional classification action within 30 days of receipt and so advise the Authority or will notify the Authority within the 30-day period that additional time is necessary.

(C) In the event the contractor, the laborers or mechanics to be employed in the classification or their representatives, and the Contractor do not agree on the proposed classification and wage rate (including the amount designated for fringe benefits, where appropriate), the Contractor shall refer the questions, including the views of all interested parties and the recommendation of the Contractor, to the Administrator for determination. The Administrator, or an authorized representative, is required to issue a determination within 30 days of receipt and so advise the Contractor or will notify the Contractor within the 30-day period that additional time is necessary.

(D) The wage rate (including fringe benefits where appropriate) determined pursuant to paragraphs (l)(ii) (B) or (C) of this section, shall be paid to all workers performing work in the classification under this contract from the first day on which work is performed in the classification.

(iii) Whenever the minimum wage rate prescribed in the contract for a class of laborers or mechanics includes a fringe benefit which is not expressed as an hourly rate, the Contractor shall either pay the benefit as stated in the wage determination or shall pay another bona fide fringe benefit or an hourly cash equivalent thereof.

(iv) If the contractor does not make payments to a trustee or other third person, the Contractor may consider as part of the wages of any laborer or mechanic the amount of any costs reasonably anticipated in providing bona fide fringe benefits under a plan or program, provided, that the Secretary of Labor, has found, upon the written request of the Contractor, that the applicable standards of the Davis-Bacon Act have been met. The Secretary of Labor may require the Contractor to set aside in a separate account assets for the meeting of obligations under the plan or program.

(2) Withholding. The Authority shall upon its own action or upon written request of an authorized representative of the Department of Labor withhold or cause to be withheld from the Contractor under this contract or any other Federal contract with the same prime

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contractor, or any other federally-assisted contract subject to Davis-Bacon prevailing wage requirements, which is held by the same prime Contractor, so much of the accrued payments or advances as may be considered necessary to pay laborers and mechanics, including apprentices, trainees, and helpers, employed by the Contractor or any subcontractor, the full amount of wages required by the contract. In the event of failure to pay any laborer or mechanic, including any apprentice, trainee, or helper, employed or working on the site of the work, all or part of the wages required by the contract, the Authority may, after written notice to the Contractor, sponsor, applicant, or owner, take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds until such violations have ceased.

(3) Payrolls and basic records. (i) Payrolls and basic records relating thereto shall be maintained by the Contractor during the course of the Work and preserved for a period of three years thereafter for all laborers and mechanics working at the site of the Work. Such records shall contain the name, address, and social security number of each such worker, his or her correct classification, hourly rates of wages paid (including rates of contributions or costs anticipated for bona fide fringe benefits or cash equivalents thereof of the types described in section 1(b)(2)(B) of the Davis-Bacon Act), daily and weekly number of hours worked, deductions made and actual wages paid. Whenever the Secretary of Labor has found that the wages of any laborer or mechanic include the amount of any costs reasonably anticipated in providing benefits under a plan of program described in section 1(b)(2)(B) of the Davis-Bacon Act, the Contractor shall maintain records which show that the commitment to provide such benefits is enforceable, that the plan or program is financially responsible, and that the plan or program has been communicated in writing to the laborers or mechanics affected, and records which show the costs anticipated or the actual cost incurred in providing such benefits. Contractors employing apprentices or trainees under approved programs shall maintain written evidence of the registration of apprenticeship programs and certification of trainee programs, the registration of the apprentices and trainees, and the ratios and wage rates prescribed in the applicable programs.

(ii)(A) The Contractor shall submit weekly for each week in which any contract Work is performed a copy of all payrolls to the Authority. The payrolls submitted shall set out accurately and completely all of the information required to be maintained under 29 CFR 5.5(a)(3)(i), except that full social security numbers and home addresses shall not be included on weekly transmittals. Instead the payrolls shall only need to include an individually identifying number for each employee (e.g., the last four digits of the employee's social security number). The required weekly payroll information may be submitted in any form desired. Optional Form WH-347 is available for this purpose from the Wage and Hour Division Web site at http://www.dol.gov/esa/whd/forms/wh347instr.htm or its successor site. The Contractor is responsible for the submission of copies of payrolls by all subcontractors. Contractors and subcontractors shall maintain the full social security number and current address of each covered worker, and shall provide them upon request to the Authority or the Wage and Hour Division of the Department of Labor for purposes of an investigation or audit of compliance with prevailing wage requirements. It is not a violation of this section for a Contractor to require a subcontractor to provide addresses and social security numbers to the Contractor for its own records, without weekly submission to the Authority.

(B) Each payroll submitted shall be accompanied by a "Statement of Compliance," signed by the Contractor or subcontractor or his or her agent who pays or supervises the

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payment of the persons employed under the contract and shall certify the following:

(1) That the payroll for the payroll period contains the information described under § 5.5 (a)(3)(ii) of Regulations, 29 CFR part 5, the appropriate information is being maintained under § 5.5 (a)(3)(i) of Regulations, 29 CFR part 5, and that such information is correct and complete;

(2) That each laborer or mechanic (including each helper, apprentice, and trainee) employed on the contract during the payroll period has been paid the full weekly wages earned, without rebate, either directly or indirectly, and that no deductions have been made either directly or indirectly from the full wages earned, other than permissible deductions as set forth in Regulations, 29 CFR part 3; and

(3) That each laborer or mechanic has been paid not less than the applicable wage rates and fringe benefits or cash equivalents for the classification of work performed, as specified in the applicable wage determination incorporated into the contract.

(C) The weekly submission of a properly executed certification set forth on the reverse side of Optional Form WH-347 shall satisfy the requirement for submission of the "Statement of Compliance" required by paragraph (3)(ii)(B) of this section.

(D) The falsification of any of the above certifications may subject the Contractor or subcontractor to civil or criminal prosecution under section 1001 of title 18 and section 231 of title 31 of the United States Code.

(iii) The Contractor or subcontractor shall make the records required under paragraph (3)(i) of this section available for inspection, copying, or transcription by authorized representatives of the Authority or the Department of Labor, and shall permit such representatives to interview employees during working hours on the job. If the Contractor or subcontractor fails to submit the required records or to make them available, after written notice to the Contractor, sponsor, applicant, or owner, the Authority and other Federal agencies may take such action as may be necessary to cause the suspension of any further payment, advance, or guarantee of funds. Furthermore, failure to submit the required records upon request or to make such records available may be grounds for debarment

(4) Apprentices and trainees — (i) Apprentices. Apprentices will be permitted to work at less than the predetermined rate for the work they performed when they are employed pursuant to and individually registered in a bona fide apprenticeship program registered with the U.S. Department of Labor, Employment and Training Administration, Office of Apprenticeship Training, Employer and Labor Services or with a State Apprenticeship Agency recognized by the Office, or if a person is employed in his or her first 90 days of probationary employment as an apprentice in such an apprenticeship program, who is not individually registered in the program; but who has been certified by the Office of Apprenticeship Training, Employer and Labor Services or a State Apprenticeship Agency (where appropriate) to be eligible for probationary employment as an apprentice. The allowable ratio of apprentices to journeymen on the job site in any craft classification shall not be greater than the ratio permitted to the contractor as to the entire work force under the registered program. Any worker listed on a payroll at an apprentice wage rate, who is not registered or otherwise employed as stated above, shall be paid not less than the applicable

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wage rate on the wage determination for the classification of work actually performed. In addition, any apprentice performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. Where a contractor is performing construction on a project in a locality other than that in which its program is registered, the ratios and wage rates (expressed in percentages of the journeyman's hourly rate) specified in the contractor's or subcontractor's registered program shall be observed. Every apprentice must be paid at not less than the rate specified in the registered program for the apprentice's level of progress, expressed as a percentage of the journeymen hourly rate specified in the applicable wage determination. Apprentices shall be paid fringe benefits in accordance with the provisions of the apprenticeship program. If the apprenticeship program does not specify fringe benefits, apprentices must be paid the full amount of fringe benefits listed on the wage determination for the applicable classification. If the Administrator determines that a different practice prevails for the applicable apprentice classification, fringes shall be paid in accordance with that determination. In the event the Office of Apprenticeship Training, Employer and Labor Services, or a State Apprenticeship Agency recognized by the Office, withdraws approval of an apprenticeship program, the contractor will no longer be permitted to utilize apprentices at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(ii) Trainees. Except as provided in 29 CFR 5.16. trainees will not be permitted to work at less than the predetermined rate for the work performed unless they are employed pursuant to and individually registered, in a program which has received prior approval, evidenced by formal certification by the U.S. Department of Labor, Employment and Training Administration. The ratio of trainees to journeymen on the job site shall not be greater than permitted under the plan approved by the Employment and Training Administration. Every trainee must be paid at not less than the rate specified in the approved program for the trainee's level of progress, expressed as a percentage of the journeyman hourly rate specified in the applicable wage determination. Trainees shall be paid fringe benefits in accordance with the provisions of the trainee program. If the trainee program does not mention fringe benefits, trainees shall be paid the full amount of fringe benefits listed on the wage determination unless the Administrator of the Wage and Hour Division determines that there is an apprenticeship program associated with the corresponding journeyman wage rate on the wage determination which provides for less than full fringe benefits for apprentices. Any employee listed on the payroll at a trainee rate who is not registered and participating in a training plan approved by the Employment and Training Administration shall be paid not less than the applicable wage rate on the wage determination for the classification of work actually performed. In addition, any trainee performing work on the job site in excess of the ratio permitted under the registered program shall be paid not less than the applicable wage rate on the wage determination for the work actually performed. In the event the Employment and Training Administration withdraws approval of a training program, the contractor will no longer be permitted to utilize trainees at less than the applicable predetermined rate for the work performed until an acceptable program is approved.

(iii) Equal employment opportunity. The utilization of apprentices, trainees and journeymen shall be in conformity with the equal employment opportunity requirements of Executive Order 11246, as amended; and 29 CFR part 30.

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(5) Compliance with Copeland Act requirements. The contractor shall comply with the requirements of 29 CFR part 3, which are incorporated by reference in this contract

(6) Subcontracts. The Contractor or subcontractor shall insert this section in any subcontracts and also a clause requiring the subcontractors to include these clauses in any lower tier subcontracts. The prime Contractor shall be responsible for the compliance by any subcontractor or lower tier subcontractor with all these requirements.

(7) Contract termination: debarment. A breach of this section may be grounds for termination of the contract, and for debarment as a Contractor and a subcontractor as provided in 29 CFR 5.12.

(8) Compliance with Davis-Bacon and Related Act requirements. All rulings and interpretations of the Davis-Bacon and Related Acts contained in 29 CFR parts 1, 3, and 5 are herein incorporated by reference in this contract

(9) Disputes concerning labor standards. Disputes arising out of the labor standards provisions of this Contract shall not be subject to the general disputes clause of this contract Such disputes shall be resolved in accordance with the procedures of the Department of Labor set forth in 29 CFR parts 5, 6, and 7. Disputes within the. meaning of this clause include disputes between the Contractor (or any of its subcontractors) and the Authority, the U.S. Department of Labor, or the employees or their representatives.

(10) Certification of eligibility. (i) By entering into this contract the Contractor certifies that neither it nor any person or firm who has an interest in the Contractor's firm is a person or firm ineligible to be awarded Government contracts by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(ii) No part of this contract shall be subcontracted to any person or firm ineligible for award of a Government contract by virtue of section 3(a) of the Davis-Bacon Act or 29 CFR 5.12(a)(1).

(iii) The penalty for making false statements is prescribed in the U.S. Criminal Code, 18 U.S.C. 1001

Contractor shall ensure that the standard Davis-Bacon contract clauses found in 29 CFR 5.5(a) are incorporated in any contract in excess of $2,000 for construction, alteration or repair (including painting and decorating) being paid with Recovery Act Funds

IV. New York State Requirements

Contractor, if it is a vendor, shall comply with the following New York State requirements:

1. Posting Job Listings on the New York State Job Exchange

Option 1:
The preferred approach is for the company to initially register through the New York State Department of Labor's Job Exchange http://www.labor.state.ny.us website for an employer account. This service allows the employer to directly manage their job orders status

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throughout the recruitment process. Approval for access is received within 3 business days which allows the employer to then list their job orders. The job orders are open to the public on this website and the job orders also roll over into the Department of Labor's One Stop Operating System (OSOS) for local One-Stop service.

Option 2:
The employer can complete a job order form and fax it to either of the following as appropriate. For jobs that are located in New York City the employer can use the NYC Fast Fax form http://www.labor.state.ny.us/formsdocs/does/ES515 584.pdf and fax it to (718) 780-9458. Regarding jobs that are located outside of New York City, the employer can use the NYS Fast Fax Form http://www.labor.state.nv.us/formsdocs/does/es515.pdf and fax to (518) 485-1333.

Option 3:
The employer can e-mail specifics of their job orders by using a fillable NYS Job Order Form http://www.labor.state.ny.us/businessservices/PDFs/FastFax%20Electronic.rtf. If the jobs are located in New York City, the employer would send the completed form to DoES_LO584@labor.state.ny.us address. If the jobs are located outside of New York City the employer would send the completed form to the nysjobbank.does@labor.state.ny.us address.

Option 4:
The employer can speak with a representative concerning the placement of a job order. If the jobs are located in New York City, the employer should call (718) 780-9499. If the jobs are located outside of New York City the employer should call 1-888-4-NYSDOL.

2. Since this agreement contains ARRA stimulus funds, the vendor will post any jobs that is creates or seeks to fill as a result of the stimulus funding. Vendors will post through the New York State Department of Labor (http://labor.state.ny.us, notwithstanding any other posting they might make. Any advertisements posted by the vendor for positions pursuant to this contract must indicate that the position is funded with stimulus funds. The department may waive the requirements of this section at its discretion.

3. The vendor will maintain detailed records of their expenditure of 2009 Stimulus Funds in connection with this agreement and submit as reports as requested by the State of New York The State of New York as the recipient of funds under the ARRA is subject to quarterly. reporting requirements and oversight by federal agency inspectors. Additional reports may be required under this agreement

4. The vendor is also responsible for holding all sub grantees to the above reporting requirements.

5. Agreement Funding

a. State General Fund Dollars	________________
b. Federal Fund Dollars	________________
c. ARRA Stimulus Dollars	________________

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d. Other Fund Dollars	________________

Agreement Total	________________

V. Additional Covenants

1. The Contractor agrees to promptly refer to DOE'S Inspector General any credible evidence that a principal, employee, agent, contractor, subcontractor, loan contractor, or other person has submitted a false claim under the False Claims Act or has committed a criminal or civil violation of laws pertaining to fraud, conflict of interest, bribery, gratuity, or similar misconduct involving funds provided under this Agreement.

2. The Contractor acknowledges, and agrees to comply with, the "whistleblower" protections set forth in Section 1553 of the Recovery Act related to disclosure of mismanagement of contracts, waste of funds, health and safety dangers, abuse of Authority, or any violation of laws, rules or regulations related to the use of funds provided under this Agreement An employee of any non-Federal employer receiving covered funds under the Recovery Act may not be discharged, demoted, or otherwise discriminated against as a reprisal for disclosing, including a disclosure made in the ordinary course of an employee's duties, to the Accountability and Transparency Board, an inspector general, the Comptroller General, a member of Congress, a State or Federal regulatory or law enforcement agency, a person with supervisory authority over the employee (or other person working for the employer who has the authority to investigate, discover or terminate misconduct, a court or grant jury, the head of a Federal agency, or their representatives information that the employee believes is evidence of: gross management of an agency contract or grant relating to covered funds; a gross waste of covered funds; a substantial and specific danger to public health or safety related to the implementation or use of covered funds; an abuse of authority related to the implementation or use of covered funds; or as violation of law, rule, or regulation related to an agency contract (including the competition for or negotiation of a contract) or grant awarded or issued relating to covered funds. Contractor shall post notice of the rights and remedies as required therein. (Refer to section 1553 of the Recovery Act, see www.Recovery.gov, for specific requirements of this section and prescribed language for the notices).

3. Contractor shall include Recovery Act special terms and conditions in any subcontract

4. Contractor shall segregate the obligations and expenditures related to funding under the Recovery Act Financial and accounting systems should be revised as necessary to segregate, track and maintain these funds apart and separate from other revenue streams. Contractor shall maintain backup documentation for expenditures of funds under the Recovery Act including such items as timecards and invoices. Contractor shall provide copies of backup documentation at the request of the Authority.

5. SEP funding may not be used to supplant or replace existing state, ratepayer or other funding.

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6. No part of the funds from the Recovery Act shall be commingled with any other funds or used for any casino or other gambling establishment, aquarium, zoo, golf course, or swimming pool.

7. Contractor shall cooperate with and agrees to allow, with respect to each financial assistance agreement awarded utilizing at least some of the funds appropriated or otherwise made available by the Recovery Act, any representative of an appropriate inspector general appointed under section 3 or 8G of the Inspector General Act of 1988 (5 U.S.C. App.) or of the Comptroller General:

(i) to examine any records of the Contractor, any of its subcontractors, or any State or local agency administering such contract that pertain to, and involve transactions relation to, the contract or subcontract; and

(ii) to interview any officer or employee of the Contractor, grantee, or agency regarding such transactions.

8. The Contractor acknowledges and agrees that the Work is subject to the federal audit requirements of the Single Audit Act of 1984, and that it will comply with the requirements of the Single Audit Act of 1984 (31 USC 7501 et seq.) and all laws and regulations implementing same including without limitation 40 CFR Part 31, all as amended from time to time (collectively, the "Single Audit Act"). This shall include, without limitation, having either a single audit or a program-specific audit for any of the Contractor's fiscal years in which it expends a total amount of federal financial assistance equal to or in excess of $500,000.

9. Contractor shall also comply with the applicable requirements of:

(i) Anti-Discrimination and Equal Opportunity requirements
(ii) Title VI of the Civil Rights Act of 1964
(iii) Title DC of the Education Amendments of 1972
(iv) Section 504 of the Rehabilitation Act of 1973
(v) Age Discrimination Act of 1975
(vi) Anti-discrimination requirements of program-specific statutes
(vii) Fair Housing Act
(viii) Fair Credit Reporting Act
(ix) Americans With Disabilities Act
(x) Title VII of the Civil Rights Act of 1964
(xi) Equal Educational Opportunities Act
(xii) Age Discrimination in Employment Act
(xiii) Uniform Relocation Act
(xiv) Intellectual Property Provisions
(xv) National Environmental Policy Act
(xvi) National Historic Preservation Act, and related statutes (including processes for project review and documentation)
(xvii) DOE contract requirements (10 CFR Part 600 et seq.).

Contractor shall comply with all additional Federal and State requirements that are or may be attached hereto in the form of Addenda. See Exhibit D for more detailed explanations on the

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application of Davis Bacon, Buy American, National Environmental Protection Act, Waste Stream, and National Historic Preservation Act.

RIVERBAY FUND CORPORATION		NEW YORK STATE ENERGY RESEARCH AND DEVELOPMENT AUTHORITY

By:	/s/ Herbert D. Freedman	By:	/s/ Jeffrey J. Pitkin
/s/ Jeffrey J. Pitkin
Name:	Herbert D. Freedman		Treasurer

Title:	Manager

If Contractor is self-insured in accordance with Section 11.01 of Exhibit B, please sign below.

I certify that the Contractor meets the self-insurance requirements of Section 11.01.

By:
Name:
Title:

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STATE OF New York	)	ROSALIND A. PIERCE
	) SS.:	Notary Public, State of New York
COUNTY OF Bronx	)	No. 01 P16084870
Qualified in Bronx County
Commission Expires Dec 16, 2010

On the 28th day of September in the year 2010, before me, the undersigned, a Notary Public in and for said State, personally appeared Herbert D. Freedman personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individuals(s), or the person upon behalf of which the individual(s) acted, executed the document

/s/ (illegible)
Notary Public

Exhibit A
Statement of Work (SOW)
Riverbay Fund Corporation (Proposal No. 3061)

Table of Contents:
1.	Definitions
2.	Project Description
a.	Project Background, Project Locations), and Points of Contact
b.	Scope of Work
c.	Projected Energy Conservation
d.	Schedule
3.	Vendor Contracts
4.	Progress Payments
5.	Measurement, Verification and Commissioning
a.	Pre-Implementation Requirements
b.	Post-Implementation Requirements
c.	Post-Implementation Energy Use Data
d.	Metering and Calculations
e.	Commissioning of Equipment
6.	Federal Requirements
a.	Special terms and conditions
b.	Schedule
c.	Jobs & Cost Reporting

1.	Definitions for Exhibit A: Statement of Work
a.
The terminology used in Exhibit A is based on the federal government language used for the distribution of American Recovery and Reinvestment Act (ARRA) funds and the associated reporting requirements. Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Statement of Work, the respective meanings set forth below, the following definitions to be equally applicable to both the singular and plural forms.

i.	Riverbay Fund Corporation, the Contractor identified in Item 1 on page one of the Contract, shall be called "Sub-recipient."
ii.	All service providers and contractors hired by the Sub-recipient to implement the project scope of work shall be called "Vendor(s)."

b.	Point of Service: All required Deliverables shall be sent to the following address:
NYSERDA
c/o TRC Energy Services
10 Maxwell Drive, Suite 200
Clifton Park, NY 12065
2.	Project Description:
a.	Project Background, Project Location, and Point(s) of Contact:
i.	Project Background:
Riverbay Fund Corporation is a Not-for Profit organization formed in 1980 dedicated to providing and improving educational, recreational and cultural activities for the 55,000 lower-income Bronx residents of Co-op City. This project will retrofit existing metal halide, T-12 and incandescent light fixtures with more energy efficient fixtures.

ii.	Project Location(s):
2099 Bartow Avenue
Bronx, NY 10475

99 Bellamy Loop
Bronx, NY 10475

99 Einstein Loop
Bronx, NY 10475

99 Erskine Place
Bronx, NY 10475

99 Co-op City Boulevard
Bronx, NY 10475

99 Dreiser Loop
Bronx, NY 10475

99 Carver Loop
Bronx, NY 10475

99 Asch Loop
Bronx, NY 10475

iii.	Points of Contact:
Authorized Signatory and Primary Contact
Herbert Freedman
Executive General Manager
Riverbay Fund Corporation
2049 Bartow Avenue
Bronx, NY 10475
(718) 320-3310
hfreedman@riverbaycorp.com

b.	The Scope of Work shall include:

i.	Waste Stream
No work on the Project shall be conducted until the Sub-recipient provides NYSERDA, or its contractor, a waste management plan addressing waste generated by each proposed Project prior to receiving funding for the Project. This waste management plan shall describe the plan to dispose of any sanitary or hazardous waste (e.g., construction and demolition debris, old light bulbs, lead ballasts, lead paint, piping, roofing material, discarded equipment, debris, and asbestos) generated as a result of the proposed Project

Work on each remaining Tasks shall not be initiated prior to receiving written Approval to Proceed from NYSERDA, or its contractor.

ii.	The sub-recipient shall implement the lighting retrofit by completing the following replacements:
1.	Garage lighting: 4,928 - 100W Metal Halide fixtures with 4,928 -magnetic induction fixtures with 40W lamps (total fixture Watts = 55)
2.	Exterior Lighting: 395 - 75W Metal Halide fixtures with 395 -magnetic induction fixtures with 40W lamps (total fixture Watts = 55)
3.	Elevators and Stairwell lighting: 496 - Linear 4' 1 -lamp T-12 fixtures with 496 - T-8 Solid State tube lights (total fixture Watts = 18)
4.	Exit Signs: 279 - 20W Incandescent Exit Signs with 279 - 2.5W LED Exit Signs

iii.	The Project shall be implemented with all products as specified, or equivalent provided all equivalent replacements comply with all Terms and Conditions of this Agreement.
iv.
If the Scope of Work, schedule, or budget changes at any time, the Sub-recipient must contact the NYSERDA project manager immediately. Changes in Project scope, schedule, or budget may change the amount of funds awarded by NYSERDA.

c.	Projected Energy Conservation: Based on the above scope of work and calculations provided in the Project proposal, the Sub-recipient estimates an amount of source energy savings as follows:

Projected annual source energy savings (in millions of BTUs)	34,639 MMBtu

d.
Schedule: The Sub-recipient shall provide NYSERDA, or its contractor, with the Project schedule, including anticipated start date, completion date, and target dates for each Project milestone within three (3) months of execution of this agreement or notify NYSERDA, or its contractor, of the reason for the delay. Project start date is contingent upon successful completion of Pre-Implementation Requirements (Section 5a). Projects must be completed by September 1,2011. Failure to do so may result in termination of the Agreement.

3. Vendor Contracts:
a.
All contracts between the Sub-recipient and the Vendors shall be delivered to NYSERDA, or its contractor, for initial review prior to execution. Contracts will be reviewed with respect to inclusion of specific federal requirements, including but not limited to, the Davis-Bacon Act clause, the Buy American Act clause, the National Environmental Policy Act clause, Waste Stream Disposal, and National Historic Preservation Act.

b.	Sub-recipient is required to comply with all normally applicable local, state, and federal laws, regulations and procedures regarding bids, procurement, and awards.

4. Progress Payments

a.
The following is the Schedule of Payments. Payments are directly tied to the specific Deliverables identified below. Before each payment, the respective Deliverables must be submitted to NYSERDA, or its contractor, and approved. Payments shall reimburse Sub-recipient for actual costs incurred if costs are less than the values identified below. To notify NYSERDA, or its contractor, that a milestone has been reached, Sub-recipient must submit the appropriate Progress Payment Request form (to be provided by NYSERDA) along with the required Deliverable and related backup documentation.

Total Amount of Award: $1,000,000
Total Cost Share: $1,766,937
Total Project Cost: $2,766,937

*All cost overruns shall be the sole responsibility of the Sub-recipient.

Table 1
#	Milestone	NYSERDA Amount (% of Total)	Cost-Share*	Total Milestone Cost	Deliverables
1.	Milestone 1	$0	$0	$0	• Waste Management Plan • CCR confirmation • NFP documentation • SHPO Letter of No Effect • SEQRA documents, as applicable • NEPA approval, as applicable • Notice-to-Proceed from NYSERDA
2	Equipment Ordered	$300,000 or 30% of NYSERDA's share of total project costs (whichever is lower).	$530,081,10	$830,081.10
• Payment Request form
• Executed vendor contract(s) demonstrating total project cost
• Vendor invoices for labor and materials, certified by Sub-Recipient
• All documents that satisfy the Pre-Implementation Requirements
• Manufacturer Cut Sheets (Section 5a.ix)
• Pre-Implementation Energy Use Data (Section 5a.vii)

			-		• Copy of Equipment / Material Purchase Order
3	50% Project Completion	$300,000 or 30% of NYSERDA's share of total project costs (whichever is lower).	$530,081.10	$830,081.10	• Payment Request form • Invoices for labor and materials, certified by Sub-Recipient • Proof of 50% completion
4	Installation Completed	$350,000, or 95% of total eligible costs minus previous milestone payments, whichever is lower, subject to a maximum of 95% of the Total Amount of Award	$618,427.95	$968,427.95
• Payment Request form
• Invoices for labor and materials, certified by Sub-Recipient
• Certificate of Completion (Section 5b.i)
• Cost Data (Section 5b.ii)
• Copies of all necessary permits, approvals, and certificates from all authorities having jurisdiction
Note: Project must receive a Post-Implementation Site Inspection prior to receiving payment (Section 5b.iv)

5	Project Complete including 12 months of Measurement and Verification Completed	$50,000 or 5% of NYSERDA's share of total project costs (whichever is lower).	$88,346.85	$138,346.85	• Payment Request form • Vendor invoices for labor and materials, certified by Sub-Recipient • Post-Implementation Energy Use Data • All documents that satisfy the Post-Implementation Requirements
* In-kind Services are not eligible cost share.

5.Measurement, Verification and Commissioning

a.	Pre-Implementation Requirements: Completion of these items is required prior to the start of work.

i.
Pre-Implementation Site Inspection: NYSERDA, or its contractor, shall conduct a Pre-Implementation Site Inspection before the Project may begin. Sub-recipient staff shall arrange access for NYSERDA, or its contractor, to inspect all Project locations. The pre-inspection will verify the existing size, type, locations; and other identifying information of existing equipment Following the Pre-Implementation Site Inspection NYSERDA or its contractor shall issue a Notice to Proceed in the form of written documentation.
ii.
Pre-Implementation Davis-Bacon Review: The Sub-recipient shall provide NYSERDA or its contractor, with documentation listing any sub-contract in excess of $2,000 relating work that includes laborers and mechanics and demonstrate that the Davis-Bacon prevailing wage requirements have been met

iii.
Pre-Implementation NEPA Review: Sub-recipients shall coordinate with NYSERDA, or its contractor, and provide any documentation or information necessary to comply with the National Environmental Policy Act (NEPA) and the State Environmental Quality Review Act.

iv.
Pre-Implementation NHPA Review: Sub-recipients shall coordinate with NYSERDA, or its contractor, and provide all documentation or information necessary to comply with National Historical Preservation Act (NHPA).

v.	Pre-Implementation DHR Review: Sub-recipients shall coordinate with NYSERDA or its contractor, and provide all documentation or information necessary to be in full compliance with Executive Order 31.
vi.
Pre-Implementation Competitive Procurement: Sub-recipients shall certify to NYSERDA or its contractor, that the Sub-recipient has fully complied with its normal competitive procurement procedures and all applicable laws, regulations and procedures. Sub-recipient must inform NYSERDA of what that procurement process consisted of as part of that certification.

vii.
Pre-Implementation Energy Use Data: Sub-recipient must submit the pre- implementation energy use data to NYSERDA, or its contractor, prior to Project commencement. This date, shall include monthly energy use and cost information for all fuels for 12 months, not to exceed 16 months prior to the start of work, for each facility or non-facility integrated assets that are affected. Sub-recipient shall also provide monthly peak demand (in kW) for that 12-month period as applicable.

viii.
Pre-Implementation System Design Document Review: as appropriate, pre-functional performance testing and verification. NYSERDA or its contractor, shall review system designs and comment on any deficiency or inconsistency, and recommend improvements to the design, if appropriate. This review shall include a report on expected energy savings estimates, and cost-effectiveness calculations. This shall also evaluate the site's historic and projected annual energy use. This review shall also identify any other technical deficiencies.

ix.
Manufacturer Cut Sheets: Sub-recipient shall submit copies of manufacturer cut sheets for all products including iron, steel, and manufactured goods to be installed documenting the products used and the technical specifications

b.	Post-Implementation Requirements: Completion of these items is required for the Sub-Recipient to receive payment for Milestone 4: Installation Completed.

i.	Certificate of Completion: Sub-recipient shall complete and submit the Certificate of Completion Form (to be provided by NYSERDA).
ii.
Cost Data: Sub-recipient shall submit invoices, purchase order receipts, and other documentation as appropriate to document the cost of the Project (including labor and materials) and the number and types of equipment installed.

iii.
Post-Implementation Site Inspection: Following Project completion, NYSERDA, or its contractor, shall be notified of completion and invited to the site to conduct a Post- Implementation Site Inspection. Sub-recipient staff shall arrange access to inspect each Project location and all installed equipment. This inspection shall confirm the Project was completed in accordance with this scope of work, that all improvements are functioning properly, and will verify the site and equipment conditions.

c.
Post-Implementation Energy Use Data: Sub-recipient shall submit one year (12 months) of post-implementation utility bills for all facilities or non-facility integrated assets affected by the project This data shall include monthly energy use and cost information for all fuels as well as the monthly peak electricity demand (kW) for the 12 months following implementation. The data must be from the 12-month period starting upon Final Payment and must be submitted within 15 months of the date of project completion.

d.	Metering and Calculations:
i.
Measurement and Verification Requirement The measurement and verification for this project follows International Performance Measurement and Verification Protocol, Option A. Since option A of the International Protocol will be used, no actual monitoring of kW, amps, hours-of-use or utility data will be used to determine final energy savings for this project The energy analysis will be used to determine the energy usage and savings, along with additional calculations, and site inspection data performed or collected by the Technical Consultant to ensure proper assumptions for systems have been accounted for. The energy savings for this project will be based on these engineering calculations, pre-installation inspection, post-installation inspection, and any data collected.

ii.
Inventory of Equipment Surveys will be conducted to document existing (baseline and proposed) equipment including lighting and controls. These will all be checked during the pre-installation inspection and compared against the application that was submitted.

iii.
Calculations and Adjustments: All calculations will incorporate data collection during the pre and post-installation inspections, including operational schedules and equipment nameplate information if available. After the Post-Installation inspection has been completed an update will be made to any assumptions and calculation necessary based on final as built conditions at the facilities, in order to ensure accurate energy calculations have been utilized.

e.	Commissioning of Equipment All installed equipment will be verified by NYSERDA or its contractor. NYSERDA, or its contractor, may perform additional commissioning services determined necessary by NYSERDA to ensure the Project can achieve the energy savings proposed. NYSERDA, or its contractor, will utilize commissioning services for the Project which may include the review of design documents, performance testing of installed equipment, making recommendations for improvements, start-up verification, functional. testing and evaluation of the final system operations, and verification of control sequencing. The Sub-recipient shall provide site access to NYSERDA, or its contractor, to perform any commissioning services determined necessary by NYSERDA to ensure that the Project is consistent with this SOW and that the installation is compatible with the estimated energy savings contained in the proposal.

**NYSERDA reserves the right to modify the Measurement, Verification and Commissioning tasks listed above, without further modification to the Agreement.

6.Federal Requirements
a.
As part of compliance with federal requirements for projects receiving ARRA funding, special terms and conditions apply. Sub-recipients must comply with monthly reporting as requested by NYSERDA and quarterly federal reporting, and Job Creation/Retention reporting requirements. Sub-recipients are also responsible for ensuring that all vendors comply with Davis-Bacon prevailing wage requirements and Buy American requirements, among other requirements. Sub-recipients may be audited by State and Federal agencies for compliance with these requirements.

b.	The Sub-recipient shall provide all reporting information on prescribed forms within the timeframe required by NYSERDA.

c.	Jobs & Cost Reporting
i.	Sub-recipients must provide regular expenditure reports to NYSERDA, or its contractor, to ensure compliance with Office of Management and Budget (OMB) section 1512 reporting.

ii.
Reference the "Special Terms and Provisions Applicable to Receipt of Recovery Act Funds," Section I: Reporting Requirements, subsection 2 of this Agreement for required reporting on the employment impact of Recovery Act funded work.

iii.
Sub-recipients must provide information to NYSERDA, or its contractor, including the job creation and retention totals for the Sub-recipient and for all vendors. The reported job totals must be expressed as the number of hours of employment funded directly by ARRA funds. The "Full-Time Equivalent (FTE)" value is calculated as the total number of hours worked directly on the ARRA-funded project divided by the number of hours in a full-time schedule. Both full-time and part-time employees working in positions created or retained due to the receipt of ARRA funds should be included. Additional guidance on calculating and reporting jobs will be provided,

EXHIBIT B

GENERAL CONTRACT PROVISIONS, TERMS AND CONDITIONS

Article I

Definitions

Section 1.01. Definitions. Unless the context otherwise requires, the terms defined below shall have, for all purposes of this Agreement, the respective meanings set forth below, the following definitions to be equally applicable to both the singular and plural forms of any of the terms defined.

Agreement: This Agreement including Exhibits A, B, C, and D and any Addenda hereto, all of which are made a part hereof as though herein set forth in full.

Budget: The Budget set forth in Exhibit A hereto.

Contract Administrator: NYSERDA's Director of Contract Management, Cheryl L. Earley, or such other person who may be designated, in writing, by NYSERDA.

Contract Data: Technical Data first produced in the performance of the contract, Technical Data which are specified to be delivered under the contract, or Technical Data actually delivered in connection with the contract.

Contractor: The Contractor identified in Item 1 of page one of the Agreement

Effective Date: The effective date of this Agreement shall be the date appearing in Item 7 of page one of the Agreement.

Milestone Billing Event: The dates on which reimbursement shall be made to Contractor for costs incurred and Work completed as set forth in Exhibit A.

Person: An individual, a corporation, an association or partnership, an organization, a business or a government or political subdivision thereof or any governmental agency or instrumentality.

Proprietary Data: Technical Data which embody trade secrets developed at private expense, such as design procedures or techniques, chemical composition of materials, or manufacturing methods, processes, or treatments, including minor modifications thereof, provided that such data:

(i)             are not generally known or available from other sources without obligation concerning their confidentiality;

(ii)            have not been made available by the owner to others without obligation concerning their confidentiality; and

(iii)           are not already available to NYSERDA without obligation concerning their confidentiality.

Statement of Work: The Statement of Work attached hereto as Exhibit A.

Subcontract: An agreement for the performance of Work by a Subcontractor, including any purchase order for the procurement of permanent equipment or expendable supplies in connection with the Work. Subcontractor: A person who performs Work directly or indirectly for or on behalf of the Contractor (and whether or not in privity of contract with the Contractor) but not including any employees of the Contractor or the Subcontractors.

Technical Data: Recorded information regardless of form or characteristic, of a scientific or technical nature. It may, for example, document research, experimental or developmental, or demonstration, or engineering work, or be usable or used to define a design or process, or to procure, produce, support, maintain, or operate material. The data may be graphic or pictorial delineations in media such as drawings or photographs, text in specifications or related performance or design type documents or computer software (including computer software programs, computer software data bases, and computer software documentation). Examples of Technical Data include research and engineering data, engineering drawings and associated lists, specifications, standards, process sheets, manuals, technical reports, catalog item identification, and related information. Technical Data as used herein does not include financial reports, cost analyses, and other information incidental to contract administration.

Unlimited Rights: Rights to use, duplicate, or disclose Contract Data, in whole or in part, in any manner and for any purpose whatsoever, and to permit others to do so.

Work: The Work described in Exhibit A (including the procurement of equipment and supplies in connection therewith) and the performance of all other requirements imposed upon the Contractor under this Agreement

Article II

Performance of Work

Section 2.01. Manner of Performance. Subject to the provisions of Article XII hereof, the Contractor shall perform all of the Work described in the Statement of Work, or cause such Work to be performed in an efficient and expeditious manner and in accordance with all of the terms and provisions of this Agreement The Contractor shall perform the Work in accordance with the current professional standards and with the diligence and skill expected for the performance of work of the type described in the Statement of Work The Contractor shall furnish such personnel and shall procure such materials, machinery, supplies, tools, equipment and other items as may reasonably be necessary or appropriate to perform the Work in accordance with this Agreement.

Section 2.02. Project Personnel. It is understood and agreed that the "Contact Person" identified in Item 2 of page one of the Agreement shall serve as Project Director and as such shall have the responsibility of the overall supervision and conduct of the Work on behalf of the Contractor and that the persons described in the Statement of Work shall serve in the capacities described therein. Any change of Project Director by the Contractor shall be subject to the prior written approval of NYSERDA.

Article III

Deliverables

Section 3.01. Deliverables. All deliverables shall be provided in accordance with the Exhibit A Statement of Work and the other provisions of this Agreement.

Article IV

Payments

Section 4.01. Payments. The Contractor will be reimbursed for costs incurred, upon submission of proper invoices, in accordance with the a Milestone Billing Event, for Work delivered or rendered and accepted, less deductions and any required cost-sharing, as herein provided. Subject to the limiting provisions of Article XII hereof, NYSERDA will reimburse Contractor the total contract amount set forth in Item 8 on page one of this Agreement, payment of which will be made according to the Schedule of Payments contained in Section 4.02 hereof.

Section 4.02. Schedule of Payments. At the completion of each Milestone Billing Event, the Contractor may submit an invoice requesting payment by NYSERDA for the amount corresponding to the applicable Milestone Billing Event. NYSERDA shall make payment to the Contractor in accordance with and subject to its Prompt Payment Policy Statement attached hereto as Exhibit F. The Contractor shall be notified by NYSERDA in accordance with Section 5.04,4 (b)(2) of such Exhibit F, of any information or documentation which the Contractor did not include with such invoice.

Section 4.03. Title to Equipment. Except as specifically set forth in the Statement of Work, title shall vest in NYSERDA to all equipment purchased hereunder using ARRA funds, until such time as the equipment is permanently attached and becomes a fixture. Once equipment is permanently attached and becomes a fixture, title shall vest in the Contractor.

Section 4.04. Final Payment. Upon final acceptance by NYSERDA of all deliverables contained in Exhibit A, Statement of Work, including documentation that the Work has been completed and is functional as designed pursuant to Section 6.02 hereof, the Contractor shall submit an invoice for the final Milestone Billing Event, together with such supporting information and documentation as, and in such form as, NYSERDA may require. In accordance with and subject to the provisions of NYSERDA's Prompt Payment Policy Statement, attached hereto as Exhibit F, NYSERDA shall pay to the Contractor within the prescribed time after receipt of such invoice, the total amount payable pursuant to Section 4.01 hereof, less all payments previously made to the Contractor with respect thereto and any required cost-sharing and subject to the maximum commitment set forth in Item 8 of page one of the Agreement.

Section 4.05. Release by the Contractor. The acceptance by the Contractor of the final Milestone Billing Event payment shall release NYSERDA from all claims and liability that the Contractor, its representatives and assigns might otherwise have relating to this Agreement

Section 4.06. Maintenance of Records. The Contractor shall keep, maintain, and preserve at its principal office throughout the term of the Agreement and for a period of three years after acceptance of the Work; full and detailed books, accounts, and records pertaining to the performance of the Agreement including without limitation, all bills, invoices, payrolls, subcontracting efforts and other data evidencing, or in any material way related to, the direct and indirect costs and expenses incurred by the Contractor in the course of such performance and as required by the Recovery Act.

Section 4.07. Maximum Commitment. The maximum aggregate amount payable by NYSERDA to the Contractor hereunder is the amount shown in Item 8 of page one of the Agreement NYSERDA shall not be liable for any costs or expenses in excess of such amount incurred by the Contractor in the performance and completion of the Work.

Section 4.08. Audit Adjustment. NYSERDA, the State and involved Federal agencies shall have the right from time to time and at all reasonable times during the term of the Agreement and such period thereafter to inspect and audit any and all books, accounts and records at the office or offices of the Contractor where they are then being kept maintained and preserved pursuant to Section 4.06 hereof. Any payment made under the Agreement shall be subject to retroactive reduction for amounts included therein which are found by NYSERDA, the State or a Federal agency on the basis of any audit of the Contractor by an agency of the United States, State of New York or NYSERDA not to constitute an allowable charge or cost hereunder.

Article V

Assignments. Subcontracts and Purchase Orders

Section 5.01. General Restrictions. Except as specifically provided otherwise in this Article, the assignment transfer, conveyance, subcontracting or other disposal of this Agreement or any of the Contractor's rights, obligations, interests or responsibilities hereunder, in whole or in part, without the express consent in writing of NYSERDA shall be void and of no effect as to NYSERDA.

Section 5.02. Subcontract Procedures. Without relieving it of, or in any way limiting, its obligations to NYSERDA under this Agreement the Contractor may enter into Subcontracts for the performance of Work or for the purchase of materials or equipment. Contractor shall comply with its normal competitive procurement process and with all Recovery Act requirements in selecting all sub-contracts and equipment purchases. All Subcontracts shall contain provisions comparable to those set forth in this Agreement applicable to a Subcontractor or supplier, and those set forth in Exhibit B to the extent required by law, and all other provisions now or hereafter required by law to be contained therein.

Section 5.03. Performance. The Contractor shall promptly and diligently comply with its obligations under each Subcontract and shall take no action which would impair its rights thereunder. The Contractor shall not assign, cancel or terminate any Subcontract without prior written notification to the Contract Administrator as long as this Agreement remains in effect

Article VI

Schedule

Section 6.01. Schedule. The Work shall be performed as expeditiously as possible in conformity with the schedule requirements contained herein and in Exhibit A, Statement of Work.

Section 6.02. Acceptance of Work. The Work shall be subject to acceptance by NYSERDA in writing of all deliverables as defined in Exhibit A, Statement of Work and this Agreement and shall include documentation that the Project is complete and functional as designed.

Article VII

Force Majeure

Section 7.01. Force Majeure. Neither party hereto shall be liable for any failure or delay in the performance of its respective obligations hereunder if and to the extent that such delay or failure is due to a cause or circumstance beyond the reasonable control of such party, including, without limitation, acts of God or the public enemy, expropriation or confiscation of land or facilities, compliance with any law, order or request of any Federal, State, municipal or local governmental authority, acts of war, rebellion or sabotage or damage resulting therefrom, fires, floods, storms, explosions, accidents, riots, strikes, or the delay or failure to perform by any Subcontractor by reason of any cause or circumstance beyond the reasonable control of such Subcontractor.

Article VIII

Technical Data

Section 8.01. Rights in Technical Data.

(a)	Technical Data: Rights in Technical Data shall be allocated as follows:

(1)	NYSERDA shall have:

(i)	Unlimited Rights in Contract Data except as otherwise provided below with respect to Proprietary Data; and

(ii)	no rights under this Agreement in any Technical Data which are not Contract Data.

(2)	The Contractor shall have:

(i)	the right to withhold Proprietary Data in accordance with the provisions of this clause; and

(ii)
the right to use for its private purposes, subject to patent, or other provisions of this Agreement, Contract Data it first produces in the performance of this Agreement provided the data requirements of this Agreement have been met as of the date of the private use of such data.

The Contractor agrees that to the extent it receives or is given access to Proprietary Data or other technical, business or financial data in the form of recorded information from NYSERDA or a NYSERDA contractor or subcontractor, the Contractor shall treat such data in accordance with any restrictive legend contained thereon, unless another use is specifically authorized by prior written approval of the Contract Administrator.

Article IX

Warranties and Guarantees

Section 9.01. Warranties and Guarantees. The Contractor warrants and guarantees that

(a) it is financially and technically qualified to perform the Work;

(b) it is familiar with and will comply with all general and special Federal, State, municipal and local laws, ordinances and regulations, if any, that may in any way affect the performance of this Agreement

(c) the design, supervision and workmanship furnished with respect to performance of the Work shall be in accordance with sound and currently accepted construction and design standards and best engineering practices;

(d) all materials, equipment and workmanship furnished by it and by Subcontractors in performance of the Work or any portion thereof shall be free of defects in design, material and workmanship, and all such materials and equipment shall be of first-class quality, shall conform with all applicable codes, specifications, standards and ordinances and shall have service lives and maintenance characteristics suitable for their intended purposes in accordance with sound and currently accepted construction and design standards and best engineering practices;

(e) neither the Contractor nor any of its employees, agents, representatives or servants has actual knowledge of any patent issued under the laws of the United States or any other matter which could constitute a basis for any claim that the performance of the Work or any part thereof infringes any patent or otherwise interferes with any other right of any Person;

(f) there are no existing undisclosed or threatened legal actions, claims, or encumbrances, or liabilities that may adversely affect the Work or NYSERDA's rights hereunder;

(g) it has no actual knowledge that any information or document or statement furnished by the Contractor in connection with this Agreement contains any untrue statement of a material fact or omits to state a material met necessary to make the statement not misleading, and that all facts have been disclosed that would materially adversely affect the Work; and

(h) Contractor certifies that all information provided to NYSERDA with respect to State Finance Law Sections 139-j and 139-k is complete, true and accurate.

Article X

Indemnification

Section 10.01. Indemnification. If the Contractor's Proposal is to provide funds to another entity for a Project located within the Contractor's jurisdiction, the Contractor shall require such entity to protect, indemnify and hold harmless NYSERDA and the State of New York from and against all liabilities, losses, claims, damages, judgments, penalties, causes of action, costs and expenses (including, without limitation, attorneys' fees and expenses) imposed upon or incurred by or asserted against NYSERDA or the State of New York resulting from, arising out of or relating to the performance of this Agreement The obligations of the Contractor under this Article shall survive any expiration or termination of this Agreement, and shall not be limited by any enumeration herein of required insurance coverage.

Article XI

Insurance:
Certification of Self-Insured Status: or
Maintenance of Insurance and Policy Provisions

Section 11.01. The Contractor:

(a) hereby warrants to NYSERDA that it is a self-insurer with respect to the following types and levels of insurance required below and has reserves equal to, or greater than, comprehensive general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster. Accordingly, the Contractor shall not be required to furnish or maintain a policy of insurance or submit any certification of insurance; or

(b): at no additional cost to NYSERDA shall maintain or cause to be maintained throughout the term of this Agreement, insurance of the type and in the amounts specified in Section 11.02 hereof entitled Type of Insurance. Such insurance shall be evidenced by an insurance policy, which shall:

(i) name or be endorsed to cover NYSERDA, the State of New York and the Contractor as additional insureds;

(ii) provide that such policy may not be cancelled or modified until at least 30 days after receipt by NYSERDA of written notice thereof; and

(iii) be reasonably satisfactory to NYSERDA in all other respects.

Section 11.02. Types of Insurance. If the Contractor is not self-insured, the type and amount of insurance required to be maintained under this Article is: commercial general liability insurance for bodily injury liability, including death, and property damage liability, incurred in connection with the performance of this Agreement, with minimum limits of $1,000,000 in respect of claims arising out of personal injury or sickness or death of any one person, $1,000,000 in respect of claims arising out of personal injury, sickness or death in any one accident or disaster, and $1,000,000 in respect of claims arising out of property damage in any one accident or disaster.

Section 11.03. Delivery of Policy: Insurance Certificate. If the Contractor is not self-insured, prior to commencing the Work, the Contractor shall deliver to NYSERDA a certificate of insurance issued by the insurer, indicating the Agreement number thereon, evidencing the insurance required by this Article and bearing notations evidencing the payment of the premiums thereon or accompanied by other evidence of such payment satisfactory to NYSERDA In the event any policy furnished or carried pursuant to mis Article will expire on a date prior to acceptance of the Work by NYSERDA pursuant to the Section hereof entitled Acceptance of Work, the Contractor, not less than 15 days prior to such expiration date, shall deliver to NYSERDA a certificate of insurance evidencing the renewal of such policy, and the Contractor shall promptly pay all premiums thereon due. In the event of threatened legal action, claims, encumbrances, or liabilities that may affect NYSERDA hereunder, or if deemed necessary by NYSERDA due to events rendering a review necessary, upon request the Contractor shall deliver to NYSERDA a certified copy of the policy.

Article XII

Stop Work Order: Termination

Section 12.01. Stop Work Order.

(a) NYSERDA may at any time, by written Order to the Contractor, require the Contractor to stop all, or any part of, the Work called for by this Agreement for a period of up to 90 days after the Stop Work Order is delivered to the Contractor, and for any further period to which the parties may agree. Any such order shall be specifically identified as a Stop Work Order issued pursuant to this Section. Upon receipt of such an Order, the Contractor shall forthwith comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the Work covered by the order during the period of work stoppage consistent with public health and safety. Within a period of 90 days after a Stop Work Order is delivered to the Contractor, or within any extension of that period to which the parties shall have agreed, NYSERDA shall either:

(i)             by written notice to the Contractor, cancel the Stop Work Order, which shall be effective as provided in such cancellation notice, or if not specified therein, upon receipt by the Contractor, or

(ii)            terminate the Work covered by such order as provided in the Termination Section of this Agreement

(b) If a Stop Work Order issued under this Section is cancelled or the period of the order or any extension thereof expires, the Contractor shall resume Work. An equitable adjustment shall be made in the delivery schedule, the estimated cost, the fee, if any, or a combination thereof, and in any other provisions of the Agreement that may be affected, and the Agreement shall be modified in writing accordingly, if:

(i)             the Stop Work Order results in an increase in the time required for, or in the Contractor's cost properly allocable to, the performance of any part of this Agreement and

(ii)            the Contractor asserts a claim for such adjustments within 30 days after the end of the period of Work stoppage; provided that if NYSERDA decides the facts justify such action, NYSERDA may receive and act upon any such claim asserted at any time prior to final payment under this Agreement

(c) If a Stop Work Order is not cancelled and the Work covered by such order is terminated, the reasonable costs resulting from the Stop Work Order shall be allowed by equitable adjustment or otherwise.

(d) Notwithstanding the provisions of this Section 12.01, the maximum amount payable by NYSERDA to the Contractor pursuant to this Section 12.01 shall not be increased or deemed to be increased except by specific written amendment hereto.

Section 12.02. Termination.

(a) This Agreement may be terminated by NYSERDA at any time during the term of this Agreement with or without cause, upon 30 days prior written notice to the Contractor. In such event compensation shall be paid to the Contractor for Work performed and expenses incurred prior to the effective date of termination in accordance with the provisions of the Article hereof entitled Payment and in reimbursement of any amounts required to be paid by the Contractor pursuant to Subcontracts; provided, however, that upon receipt of any such notice of termination, the Contractor shall cease the performance of Work, shall make no further commitments with respect thereto and shall reduce insofar as possible the amount of outstanding commitments (including, to the extent requested by NYSERDA, through termination of Subcontracts containing provisions therefore).

(b) NYSERDA reserves the right to terminate this Agreement in the event it is found that the certification filed by the Contractor in accordance with State Finance Law Sections 139-j and 139-k was intentionally false or intentionally incomplete. Upon such finding, NYSERDA may exercise its termination right by providing written notification to the Contractor as set forth in Article XV of this Agreement.

(c) NYSERDA reserves the right to terminate this Agreement in the event it is found that the certification filed by the Contractor in accordance with New York State Tax Law Section 5-a was intentionally false when made. Upon such finding, NYSERDA may exercise its termination right by providing written notification to the Contractor as set forth in Article XV of this Agreement

Article XIII

Independent Contractor

Section 13.01. Independent Contractor. The status of the Contractor under this Agreement shall be that of an independent contractor and not that of an agent and in accordance with such status, the Contractor, the Subcontractors, and their respective officers, agents, employees, representatives and servants shall at all times during the term of this Agreement conduct themselves in a manner consistent with such status and by reason of this Agreement shall neither hold themselves out as, nor claim to be acting in the capacity of officers, employees, agents, representatives or servants of NYSERDA nor make any claim, demand or application for any right or privilege applicable to NYSERDA, including, without limitation, rights or privileges derived from workers' compensation coverage, unemployment insurance benefits, social security coverage and retirement membership or credit.

Article XIV

Compliance with Certain Laws

Section 14.01. Laws of the State of New York The Contractor shall comply with all of the requirements set forth in Exhibit C hereto.

Section 14.02. All Legal Provisions Deemed Included. It is the intent and understanding of the Contractor and NYSERDA that each and every provision of law required by the laws of the State of New York or the Recovery Act or a Federal rule or regulation or directive, interpretation or guidance to be contained in this Agreement shall be contained herein, and if, through mistake, oversight or otherwise, any such provision is not contained herein, or is not contained herein in correct form, this Agreement shall, upon the application of either NYSERDA or the Contractor, promptly be amended through Addenda or other written communication from the Authority so as to comply strictly with the laws of the State of New York or the United States and to comply with such directive, interpretation or guidance with respect to the inclusion in this Agreement of all such provisions.

Section 14.03 Other Legal Requirements. The references to particular laws of the State of New York in this Article, in Exhibit C and elsewhere in this Agreement are not intended to be exclusive and nothing contained in such Article; Exhibit and Agreement shall be deemed to modify the obligations of the Contractor to comply with all legal requirements.

Article XV

Publicity. Notices. Entire Agreement. Amendment

Section 15.01. Publicity.

(a) The Contractor shall collaborate with NYSERDA's Director of Communications to prepare any press release and to plan for any news conference concerning the Work. In addition, the Contractor shall notify NYSERDA's Director of Communications regarding any media interview in which the Work is referred to or discussed. It is recognized during the course of this Work, the Contractor or its employees may from time to time desire to publish information regarding the Work or may be contacted by the media, community groups, and others for information concerning the Work. In all such communications, Contractor shall credit NYSERDA and the American Recovery and Reinvestment Act as the source of funding for the Work.

(b) The Contractor shall not use NYSERDA's corporate name, logo, identity, any affiliation, or the service mark New York Energy $martTM, and any related logo, without NYSERDA's prior written consent.

Section 15.02. Notices.

(a)            All notices, requests, consents, approvals and other communications which may or are required to be given by either party to the other under this Agreement shall be in writing and shall be transmitted either:

(i) via certified or registered United States mail, return receipt requested;
(ii) by facsimile transmission;
(iii) by personal delivery;
(iv) by expedited delivery service; or
(v) by e-mail, return receipt requested.

Such notices shall be addressed as follows, or to such different addresses as the parties may from time-to-time designate as set forth in paragraph (c) below:

NYSERDA
Name: Cheryl L. Earley
Title: Director of Contract Management
Address: 17 Columbia Circle, Albany, New York 12203
Facsimile Number: 862-1090
E-Mail Address: cle@nyserda.org
Personal Delivery: Reception desk at the above address

RIVERBAY FUND CORPORATION
Name: Herbert Freedman
Title: Executive General Manager
Address: 2049 Bartow Avenue Bronx, NY 10475
Facsimile Number. 718-320-3310
E-Mail Address: hfreedman@riverbaycorp.com

(b) Any such notice shall be deemed to have been given either at the time of personal delivery or, in the case of expedited delivery service or certified or registered United States mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile transmission or email, upon receipt.

(c) The parties may, from time to time, specify any new or different address in the United States as their address for the purpose of receiving notice under this Agreement by giving fifteen (15) days written notice to the other party and sending it in accordance herewith. The parties agree to mutually designate individuals as their respective representatives for the purpose of receiving notices under this Agreement. Additional individuals may be designated in writing by the parties for purposes of implementation and administration/billing, resolving issues and problems and/or for dispute resolution.

Section 15.03. Entire Agreement: Amendment. This Agreement embodies the entire agreement and understanding between NYSERDA and the Contractor and supersedes all prior agreements and understandings relating to the subject matter hereof. Except as otherwise expressly provided for herein to comply with future Federal or State requirements relating to the Recovery Act, which shall be effective in accordance with its terms or as directed by the Authority, this Agreement may not be further changed, waived, discharged or terminated except by an instrument in writing, signed by the party against which enforcement of such change, waiver, discharge or termination is sought

EXHIBIT C

REVISED 9/06

STANDARD TERMS AND CONDITIONS
FOR ALL NYSERDA AGREEMENTS

(Based on Standard Clauses for New York State Contracts and Tax Law Section 5-a)

The parties to the attached agreement, contract, license, lease, amendment, modification or other agreement of any kind (hereinafter, "the Agreement" or "this Agreement") agree to be bound by the following clauses which are hereby made a part of the Agreement (the word "Contractor" herein refers to any party other than NYSERDA, whether a contractor, licensor, licensee, lessor, lessee or any other party):

1. NON-DISCRIMINATION REQUIREMENTS. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex; national origin, age, disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is an Agreement for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this Agreement shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this Agreement. If this is a building service Agreement as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this Agreement and forfeiture of all moneys due hereunder for a second subsequent violation.

2. WAGE AND HOURS PROVISIONS. If this is a public work Agreement covered by Article 8 of the Labor Law or a building service Agreement covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

3. NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section 2878 of the Public Authorities Law, if this Agreement was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently

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and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to NYSERDA a non-collusive bidding certification on Contractor's behalf.

4. INTERNATIONAL BOYCOTT PROHIBITION. If tins Agreement exceeds $5,000, the Contractor agrees, as a material condition of the Agreement, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the Federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the Agreement's execution, such Agreement, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify NYSERDA within five (5)business days of such conviction, determination or disposition of appeal. (See and compare Section 220-f of the Labor Law, Section 139-h of the State Finance Law, and 2 NYCRR 105.4).

5. SET-OFF RIGHTS. NYSERDA shall have all of its common law and statutory rights of set-off. These rights shall include, but not be limited to, NYSERDA's option to withhold for the purposes of set-off any moneys due to the Contractor under this Agreement up to any amounts due and owing to NYSERDA with regard to this Agreement, any other Agreement, including any Agreement for a term commencing prior to the term of this Agreement, plus any amounts due and owing to NYSERDA for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto.

6. CONFLICTING TERMS. In the event of a conflict between the Special Terms and Provision Applicable to Receipt of Recovery Act Funds, any Addenda, and the terms of any Exhibits and attachments thereto, the terms of the Special Terms and Provision Applicable to Receipt of Recovery Act Funds, the Addenda and this Exhibit C shall control.

7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

8. NO ARBITRATION. Disputes involving this Agreement, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily required) without the NYSERDA's written consent, but must, instead, be heard in a court of competent jurisdiction of the State of New York.

9. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law and Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon NYSERDA's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify NYSERDA in writing, of each and every change of address to which service of process can be made. Service by NYSERDA to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

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10. CRIMINAL ACTIVITY. If subsequent to the effectiveness of this Agreement, NYSERDA comes to know of any allegation previously unknown to it that the Contractor or any of its principals is under indictment for a felony, or has been, within five (5) years prior to submission of the Contractor's proposal to NYSERDA, convicted of a felony, under the laws of the United States or Territory of the United States, then NYSERDA may exercise its stop work right under this Agreement. If subsequent to the effectiveness of this Agreement NYSERDA comes to know of the fact previously unknown to it, that Contractor or any of its principals is under such indictment or has been so convicted, then NYSERDA may exercise its right to terminate this Agreement If the Contractor knowingly withheld information about such an indictment or conviction, NYSERDA may declare the Agreement null and void and may seek legal remedies against the Contractor and its principals. The Contractor or its principals may also be subject to penalties for any violation of law which may apply in the particular circumstances. For a Contractor which is an association, partnership, corporation, or other organization, the provisions of this paragraph apply to any such indictment or conviction of the organization itself or any of its officers, partners, or directors or members of any similar governing body, as applicable.

11. PERMITS. It is the responsibility of the Contractor to acquire and maintain, at its own cost any and all permits, licenses, easements, waivers and permissions of every nature necessary to perform the work.

12. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this Agreement will be in accordance with, but not limited to, the specifications and provisions of State Finance Law Section 165 (Use of Tropical Hardwoods), which prohibits purchase and use of tropical hardwoods, unless specifically exempted by NYSERDA.

13. COMPLIANCE WITH TAX LAW SECTION 5-a. The following provisions apply to Contractors that have entered into agreements in an amount exceeding $100,000 for the purchase of goods and services:

a.	Before such agreement can take effect, the Contractor must have on file with the New York State Department of Taxation and Finance a Contractor Certification form (ST-220-TD).

b.	Prior to entering into such an agreement, the Contractor is required to provide NYSERDA with a completed Contractor Certification to Covered Agency form (Form ST-220-CA).

c.	Prior to any renewal period (if applicable) under the agreement, the Contractor is required to provide NYSERDA with a completed Form ST-220-CA.

d.	Certifications referenced in paragraphs (b) and (c) above will be maintained by NYSERDA and made a part hereof and incorporated herein by reference.

e.	NYSERDA reserves the right to terminate this agreement in the event it is found that the certification filed by the Contractor in accordance with Tax Law Section 5-a was false when made.

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Exhibit D

Explanations on Davis Bacon, Buy American, National Environmental Protection Act, Waste Stream, and National Historic Preservation Act

The following shall provide clarification on Davis Bacon, Buy American, NEPA Waste Stream, the National Historical Preservation Act (NHPA), and the Division of Human Rights (DHR).

a.	Davis-Bacon Act

i.	Overview:

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The Act requires that all contractors and subcontractors performing on federal contracts (and contractors or subcontractors performing on federally, assisted contracts under the related Acts) in excess of $2,000 pay their laborers and mechanics not less than the prevailing wage rates and fringe benefits, as determined by the Secretary of Labor, for corresponding classes of laborers and mechanics employed on similar projects in the area.

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Apprentices and trainees may be employed at less than predetermined rates. Apprentices must be employed pursuant to an apprenticeship program registered with the Department of Labor or with a state apprenticeship agency recognized by the Department. Trainees must be employed pursuant to a training program certified by the Department.

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Contractors and subcontractors on prime contracts in excess of $100,000 are also required, pursuant to the Contract Work Hours and Safety Standards Act, to pay employees one and one-half times their basic rates of pay for all hours over 40 worked on covered contract work in a workweek.

•
For public projects and public works projects, both Davis-Bacon and the New York State Prevailing wage requirements must be met. The Sub-recipient must provide confirmation that the higher of the two will be provided.

•	Covered contractors and subcontractors are also required to pay employees weekly and to submit weekly certified payroll records to NYSERDA or its Contractor.
ii.              Additional prevailing wage rules may apply for volunteers. Please refer to the Department of Labor Field Operations Handbook (§ 15e23): "There are no exceptions to Davis-Bacon coverage for volunteer labor unless an exception is specifically provided for in the particular Davis-Bacon Related Act under which the project funds are derived." The Davis-Bacon Related Act for the American Recovery and Reinvestment Act of 2009 (ARRA) is silent on this subject of an exception for volunteer labor. DOE has advised that, on ARRA-funded projects subject to Davis-Bacon coverage, it is likely that all workers must be paid the prevailing wage.

ii.	Documentation for Invoicing:

•	Sub-recipients must include specific Davis-Bacon terms in contract agreements with all vendors working on the project. The required language to be included in each contract is located in the Agreement under "Special Terms and Provisions Applicable to Receipt of Recovery Act Funds," Section HI: Wage Rate Requirements, Sections 1-10.
•	Contractors and subcontractors subcontractors subject to Davis-Bacon are required to pay employees weekly and to submit weekly certified payroll records to NYSERDA or its Contractor.

b.	Buy American Clause

i.	Overview:

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The Buy American clause of the American Recovery and Reinvestment Act of 2009 (ARRA) requires, unless an exception applies; that all of the iron, steel, and manufactured goods* used in the construction, alteration, maintenance, or repair of a public building or public works project are produced in the United States. All projects must provide a preference for unmanufactured domestic construction material.

*Manufactured good means a good brought to the construction site for incorporation into the building or work that has been-
(i) Processed into a specific form and shape; or
(ii) Combined with other raw material to create a material that has different properties than the properties of the individual raw materials.
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Public recipients of the NYSERDA ARRA funds must comply with the Buy American clause unless a specific exception applies. These recipients would include municipalities, public universities, public K-12 schools or BOCES, and public hospitals. The Buy American clause does not apply to facilities owned by private hospitals or not-for-profit entities.

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It has been determined that if any part of a public project receives ARRA funds, the Buy American clause applies to the entire project, even if the ARRA funds are only used for certain portions of the project, unless those portions are separated by scope and cost within the contract. The Buy American terms are required to be part of every request for proposal or solicitation of bids and all contracts.

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The Act requires "substantial transformation" of a product in the United States from component parts. A product will satisfy the qualifications of the clause if all of the components of the manufactured good are manufactured in the United States or all of the components were assembled into the final product in the United States. Alternatively, if there was a change in character or use of the finished good as a whole (not each individual component), facilitated in the United States, then that will satisfy the clause. Also, if there were processes performed in the United States (including but not limited to assembly) that were complex and meaningful, the Buy American Clause would be satisfied.

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Exemptions to "Buy America". DOE has issued three categorical waivers: LED traffic lights, arrows, and crosswalk signals (excluding the metal or plastic fixtures); fluorescent electronic lighting ballasts (with exception of electronic dimming ballasts for fluorescent lamps that are capable of operating the lamps below 50 percent of their rated light output); and screw-base and pin-base compact fluorescent lamps (CFLs) (with the exception of plug-in CFLs longer than 10 inches).

ii.	Documentation for Invoicing:

•	Sub-recipient must include specific Buy American terms in contract agreements with all contractors working on the project The required language to be included in each contract is as follows:

"The ARRA requires that all iron, steel and manufactured goods used for the construction of this contract be produced in the United States. The ARRA states:

(a)
None of the funds appropriated or otherwise made available by this Act may be used for a project for the construction, alteration, maintenance, or repair of a public building or public work unless all of the iron, steel, and manufactured goods used in the project are produced in the United States.

(b)	Subsection (a) shall not apply in any case or category of cases in which the head of the Federal department or agency involved finds that—
(1) applying subsection (a) would be inconsistent with the public interest;
(2) iron, steel, and the relevant manufactured goods are not produced in the United States in sufficient and reasonably available quantities and of a satisfactory quality; or
(3) inclusion of iron, steel, and manufactured goods produced in the United States will increase the cost of the overall project by more than 25 percent.

(c)
If the head of a Federal department or agency determines that it is necessary to waive the application of subsection (a) based on a finding under subsection (b), the head of the department or agency shall publish in the Federal Register a detailed written justification as to why the provision is being waived

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Sub-recipients will need to submit a certificate of compliance with the Buy American clause. If any waivers are provided by the U.S. Department of Energy, based on the conditions listed above, the Sub-recipient must obtain the waiver directly and provide copies to NYSERDA, or its contractor. Further direction on the required documentation for this certification will be provided by NYSERDA.

•	In order to show compliance, each Sub-recipient shall be prepared to submit the following information to NYSERDA, or its contractor.

■	Written certifications from manufacturers/suppliers
■	Invoices
■	Photographs of Country of Origin labeling
■	Cut sheets (if Country of Origin is specified)

■	Sign-off sheet from contractor showing that materials were inspected upon delivery
■	Documentation for de minimis components in excess of 25%

•	For those applicants that stipulated a non-American brand in their proposal, they shall revise their product choice and submit the new information to NYSERDA, or its contractor.
•	Reference the "Special Terms and Provisions Applicable to Receipt of Recovery Act Funds," Section II: Buy American for additional information.

c.	National Environmental Policy Act (NEPA)
i.	Overview:
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All projects receiving funds from the Department of Energy (DOE), including the subject project, must comply with National Environmental Policy Act (NEPA). The DOE has provided guidance for complying with NEPA, including the determination of categories of projects that are considered categorical exclusions from additional NEPA review, barring extraordinary circumstances or sensitive environmental conditions. DOE has also provided categorical exclusions for an appropriately sized solar electric/photovoltaic systems or units on existing rooftops and parking shade structures; a 60 kw system or smaller unit installed on the ground within the boundaries of an existing facility, wind turbines of 20 kw or smaller, solar thermal systems 20 kw or smaller, appropriately sized solar thermal hot water systems for residences and small commercial buildings, ground source heat pumps of 5.5 tons of capacity or smaller, horizontal/vertical, ground, closed-loop systems, combined heat and power systems appropriately sized to the buildings in which they are located, and biomass thermal of 3 MMBTUs per hour or smaller systems with appropriate Best Available Technologies (BACT) installed and operated. Notwithstanding exclusion under NEPA, Projects must also comply with the State Environmental Quality Review Act (SEQRA).

ii.	Documentation for Invoicing:
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NYSERDA is seeking a categorical exclusion from the DOE for projects of this type receiving funds through RFP 1613. Sub-recipient shall be required to assist NYSERDA, or its contractor, to complete any required documentation for NEPA compliance. Should the project scope change or new information become available, NEPA documentation may need to be updated. In addition to compliance with NEPA for ARRA purposes, all Sub-recipients shall also comply with any local, state and federal environmental laws and regulations that may apply and, in particular, are required to comply with the State Environmental Quality Review Act.

d.	Waste Stream
iii.	Sub-Recipient shall provide to NYSERDA, or its contractor, a waste management plan addressing waste generated by each proposed Project prior to receiving funding for the Project. This waste management plan shall describe the plan to dispose of any sanitary or hazardous waste (e.g., construction and demolition debris, old light bulbs, lead ballasts, lead paint, piping, roofing material, discarded equipment, debris, and asbestos) generated as a result of the proposed Project. NYSERDA will make the waste management plan and related documentation available to DOE on DOE's request (for example, during a post-award audit). NYSERDA is required to ensure that the Project complies with all Federal, state and local regulations for waste disposal.

e.	National Historic Preservation Act (NHPA)

i.
NYSERDA and/or the Sub-recipient shall comply with Section 106 of the National Historic Preservation Act (NHPA). If applicable, the NYSERDA and/or the Sub-recipient shall contact the State Historic Preservation Officer (SHPO) and the Tribal Historic Preservation Officer (THPO). NYSERDA shall retain sufficient documentation, from the Project proponent or other sources, to demonstrate that the State and/or Project proponent have received required approvals) from the SHPO or THPO. The State shall deem compliance with Section 106 of the NHPA complete only after it has this documentation. NYSERDA shall make this documentation available to DOE on DOE's request (for example, during a post-award audit).

f.	Division of Human Rights
i.
The Sub-Recipient shall certify and comply with the applicable Terms and Conditions established by the New York State Executive Order 31, establishing the Division of Human Rights as the Centralized Civil Rights Monitoring Unit. In accordance with Division of Human Rights requirements, at a minimum, the Sub-Recipient shall provide NYSERDA, or its contractor, with a certification of compliance with the following Terms and Conditions prior to receiving any payment

•	Certify and comply with all requirements of federal Executive Order 11246, if applicable, including but not limited to maintaining an affirmative action plan;

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Certify and make every good faith effort to promote equality of economic opportunities for minority group members, women and disabled persons, and facilitate minority, women and disadvantaged business entities participation on all contracts and subcontracts;

•	Certify and hold all Vendors to compliance and reporting requirements;

•	Make certifications under penalty of perjury and for the purpose of obtaining payment under the contract of subcontract;

•	Certify as to compliance with the New York State Division of Human Resources requirements as the Centralized Civil Rights Monitoring Unit.

•	Retain detailed supporting documentation, records of expenditures of stimulus funds and compliance with applicable civil rights laws, regulations and requirements herein;

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Permit examination, upon request and without notice, by the Stimulus Oversight Panel, state contracting agency and inspectors general of all relevant records and transactions relating to the contract or subcontract; and

•	Permit entry, upon request and without notice, by the Stimulus Oversight Panel, state contracting agency and inspectors general and make personnel available for interviews.

Exhibit E

DAVIS BACON AND

NEW YORK STATE DEPARTEMNT OF LABOR PREVAILING WAGES

Contractors subject to Davis Bacon Prevailing Wages and NYS Department of Labor Prevailing Wages should go to the following web sites for information on obtaining applicable wage rates.

For Davis Bacon Prevailing Wages, go to :

http://www.gpo.gov/davisbacon/

For NYS Department of Labor Prevailing Wages, go to:

http://wpp.labor.state.ny.us/wpp/publicViewPWChanges.do

EXHIBIT F

PART 504

PROMPT PAYMENT POLICY STATEMENT

Section 504.1 Purpose and applicability, (a) The purpose of this Part is to implement section 2880 of the Public Authorities Law by detailing the authority's policy for making payment promptly on amounts properly due and owing by the authority under contracts. This Part constitutes the authority's prompt payment policy statement as required by that section.

(b)            This Part generally applies to payments due and owing by the authority to a person or business in the private sector under a contract it has entered into with the authority on or after May 1, 1988. This Part does not apply to payments due and owing:

(1)            under the Eminent Domain Procedure Law;

(2)            as interest allowed on judgments rendered by a court pursuant to any provision of law except Section 2880 of the Public Authorities Law;

(3)            to the Federal government; to any state agency or its instrumentalities; to any duly constituted unit of local government, including but not limited to counties, cities, towns, villages, school districts, special districts or any of their related instrumentalities; to any other public authority or public benefit corporation; or to its employees when acting in, or incidental to, their public employment capacity;

(4)            if the Authority is exercising a legally authorized set-off against all or part of the payment; or

(5)            if other State or Federal law or rule or regulation specifically requires otherwise.

Section 504.2 Definitions. As used in this Part, the following terms shall have the following meanings, unless the context shall indicate another or different meaning or intent:

(a)            "Authority" means the New York State Energy Research and Development Authority.

(b)            "Contract" means an enforceable agreement entered into between the Authority and a contractor.

(c)            "Contractor" means any person, partnership, private corporation, or association:

(1)            selling materials, equipment or supplies or leasing property or equipment to the Authority pursuant to a contract;

(2)            constructing, reconstructing, rehabilitating or repairing buildings, highways or other improvements for, or on behalf of, the Authority pursuant to a contract; or

(3)            rendering or providing services to the Authority pursuant to a

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contract.

(d)            "Date of payment" means the date on which the Authority requisitions a check from its statutory fiscal agent, the Department of Taxation and Finance, to make a payment.

(e)            "Designated payment office" means the Office of the Authority's Controller, located at 17 Columbia Circle, Albany, New York 12203.

(f)            "Payment" means provision by the Authority of funds in an amount sufficient to satisfy a debt properly due and owing to a contractor and payable under all applicable provisions of a contract to which this Part applies and of law, including but not limited to provisions for retained amounts or provisions which may limit the Authority's power to pay, such as claims, liens, attachments or judgments against the contractor which have not been properly discharged, waived or released.

(g)            "Prompt payment" means a payment within the time periods applicable pursuant to Sections 504.3 through 504.5 of this Part in order for the Authority not to be liable for interest pursuant to Section 504.6.

(h)            "Payment due date" means the date by which the date of payment must occur, in accordance with the provisions of Sections 504.3 through 504.5 of this Part, in order for the Authority not to be liable for interest pursuant to Section 5.06.

(i)            "Proper invoice" means a written request for a contract payment that is submitted by a contractor setting forth the description, price or cost, and quantity of goods, property or services delivered or rendered, in such form, and supported by such other substantiating documentation, as the Authority may reasonably require, including but not limited to any requirements set forth in the contract; and addressed to the Authority's Controller, marked "Attention: Accounts Payable," at the designated payment office.

(j)(l)            "Receipt of an invoice" means:

(i)             if the payment is one for which an invoice is required, the later of:

(a)            the date on which a proper invoice is actually received in the designated payment office during normal business hours; or

(b)            the date by which, during normal business hours, the Authority has actually received all the purchased goods, property or services covered by a proper invoice previously received in the designated payment office.

(ii)            if a contract provides that a payment will be made on a specific date or at a predetermined interval, without having to submit a written invoice the 30th calendar day, excluding legal holidays, before the date so specified or predetermined.

(2)            For purposes of this subdivision, if the contract requires a multifaceted, completed or working system, or delivery of no less than a specified quantity of goods, property or services and only a portion of such systems or less than the required goods, property or services are working, completed or delivered, even though the Contractor has invoiced the Authority for the portion working, completed or delivered, the Authority

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will not be in receipt of an invoice until the specified minimum amount of the systems, goods, property or services are working, completed or delivered.

(k)            "Set-off" means the reduction by the Authority of a payment due a contractor by an amount equal to the amount of an unpaid legally enforceable debt owed by the contractor to the Authority.

Section 504.3 Prompt payment schedule. Except as otherwise provided by law or regulation or in Sections 504.4 and 504.5 of this Part, the date of payment by the Authority of an amount properly due and owing under a contract shall be no later than 30 calendar days, excluding legal holidays, after such receipt

Section 504.4 Payment procedures.

(a)            Unless otherwise specified by a contract provision, a proper invoice submitted by the contractor to the designated payment office shall be required to initiate payment for goods, property or services. As soon as any invoice is received in the designated payment office during normal business hours, such invoice shall be date-stamped. The invoice shall then promptly be reviewed by the Authority.

(b)            The Authority shall notify the contractor within 15 calendar days after receipt of an invoice of:

(1)            any defects in the delivered goods, property or services;

(2)            any defects in the invoice; and

(3)            suspected improprieties of any kind.

(c)            The existence of any defects or suspected improprieties shall prevent the commencement of the time period specified in Section 504.3 until any such defects or improprieties are corrected or otherwise resolved.

(d)            If the Authority fails to notify a contractor of a defect or impropriety within the fifteen calendar day period specified in subdivision (b) of this section, the sole effect shall be that the number of days allowed for payment shall be reduced by the number of days between the 15th day and the day that notification was transmitted to the contractor. If the Authority fails to provide reasonable grounds for its contention that a defect or impropriety exists, the sole effect shall be that the payment due date shall be calculated using the original date of receipt of an invoice.

(e)            In the absence of any defect or suspected impropriety, or upon satisfactory correction or resolution of a defect or suspected impropriety, the Authority shall make payment, consistent with any such correction or resolution and the provisions of this Part.

Section 504.5 Exceptions and extension of payment due date. The Authority has determined that notwithstanding the provisions of Sections 504.3 and 504.4 of this Part, any of the following facts or circumstances, which may occur concurrently or consecutively, reasonably justify extension of the payment due date:

(a)            If the case of a payment which a contract provides will be made on a specific date

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or at a predetermined interval, without having to submit a written invoice, if any documentation, supporting data, performance verification, or notice specifically required by the contract or other State or Federal mandate has not been submitted to the Authority on a timely basis, then the payment due date shall be extended by the number of calendar days from the date by which all such matter was to be submitted to the Authority and the date when the Authority has actually received such matter.

(b)            If an inspection or testing period, performance verification, audit or other review or documentation independent of the contractor is specifically required by the contract or by other State or Federal mandate, whether to be performed by or on behalf of the Authority or another entity, or is specifically permitted by the contract or by other State or Federal provision and the Authority or other entity with the right to do so elects to have such activity or documentation undertaken, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when any such activity or documentation has been completed, the Authority has actually received the results of such activity or documentation conducted by another entity, and any deficiencies identified or issues raised as a result of such activity or documentation have been corrected or otherwise resolved.

(c)            If an invoice must be examined by a State or Federal agency, or by another party contributing to the funding of the contract, prior to payment, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when the State or Federal agency, or other contributing party to the contract, has completed the inspection, advised the Authority of the results of the inspection, and any deficiencies identified or issues raised as a result of such inspection have been corrected or otherwise resolved.

(d)            If appropriated funds from which payment is to be made have not yet been appropriated or, if appropriated, not yet been made available to the Authority, then the payment due date shall be extended by the number of calendar days from the date of receipt of an invoice to the date when such funds are made available to the Authority. Section 504.6 Interest eligibility and computation. If the Authority fails to make prompt payment, the Authority shall pay interest to a contractor on the payment when such interest computed as provided herein is equal to or more than ten dollars. Interest shall be computed and accrue at the daily rate in effect on the date of payment as set by the New York State Tax Commission for corporate taxes pursuant to Section 1096(e)(1) of the Tax Law. Interest on such a payment shall be computed for the period beginning on the day after the payment due date and ending on the date of payment

Section 504.7 Sources of funds to pay interest. Any interest payable by the Authority pursuant to this Part shall be paid only from the same accounts, funds, or appropriations that are lawfully available to make the related contract payment.

Section 504.8 Incorporation of prompt payment policy statement into contracts. The provisions of this Part in effect at the time of the creation of a contract shall be incorporated into and made a part of such contract and shall apply to all payments as they become due and owing pursuant to the terms and conditions of such contract notwithstanding that the Authority may subsequently amend this Part by further rulemaking.

Section 504.9 Notice of objection. Unless a different procedure is specifically

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prescribed in a contract, a contractor may object to any action taken by the Authority pursuant to this Part which prevents the commencement of the time in which interest will be paid by submitting a written notice of objection to the Authority. Such notice shall be signed and dated and concisely and clearly set forth the basis for the objection and be addressed to the Vice President New York State Energy Research and Development Authority, at the address set forth in Section 504.2(e). The Vice President of the Authority, or his or her designee, shall review the objection for purposes of affirming or modifying the Authority's action. Within 15 working days of the receipt of the objection, the Vice President, or his or her designee, shall notify the contractor either that the Authority's action is affirmed or that it is modified or that due to the complexity of the issue, additional time is needed to conduct the review; provided, however, in no event shall the extended review period exceed 30 working days.

Section 504.10 Judicial Review. Any determination made by the Authority pursuant to this Part which prevents the commencement of the time in which interest will be paid is subject to judicial review in a proceeding pursuant to Article 78 of the Civil Practice Law and Rules. Such proceedings shall only be commenced upon completion of the review procedure specified in Section 504.9 of this Part or any other review procedure that may be specified in the contract or by other law, rule, or regulation.

Section 504.11 Court action or other legal processes.

(a)            Notwithstanding any other law to the contrary, the liability of the Authority to make an interest payment to a contractor pursuant to this Part shall not extend beyond the date of a notice of intention to file a claim, the date of a notice of a claim, or the date commencing a legal action for the payment of such interest, whichever occurs first.

(b)            With respect to the court action or other legal processes referred to in subdivision (a) of this section, any interest obligation incurred by the Authority after the date specified therein pursuant to any provision of law other than Public Authorities Law Section 2880 shall be determined as prescribed by such separate provision of law, shall be paid as directed by the court, and shall be paid from any source of funds available for that purpose.

Section 504.12 Amendments. These regulations may be amended by resolution of the Authority, provided that the Chair, upon written notice to the other Members of the Authority, may from time to time promulgate nonmaterial amendments of these regulations.

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